EXHIBIT 2

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                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                            USFREIGHTWAYS CORPORATION
                             A DELAWARE CORPORATION,


                          ZEUS ACQUISITION CORPORATION
                             A MINNESOTA CORPORATION

                                       AND


                     TRANSPORT CORPORATION OF AMERICA, INC.
                             A MINNESOTA CORPORATION


                          DATED AS OF JANUARY 17, 2000

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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ARTICLE 1   THE MERGER  6

1.1.        Effective Time of the Merger.......................................6
1.2.        Closing............................................................6
1.3.        Effects of the Merger..............................................6
1.4.        Directors and Officers.............................................7

ARTICLE 2   CONVERSION OF SECURITIES...........................................7

2.1.        Conversion of Capital Stock........................................7
2.2.        Exchange Of Certificates...........................................8

ARTICLE 3   REPRESENTATIONS AND WARRANTIES OF TRANSPORT.......................10

3.1.        Organization......................................................10
3.2.        Transport Capital Structure.......................................10
3.3.        Authority and Status..............................................12
3.4.        No Conflict; Required Filings and Consents........................12
3.5.        SEC Filings; Financial Statements; Books and Records..............13
3.6.        Recent Events.....................................................13
3.7.        Undisclosed Liabilities...........................................15
3.8.        Tax Matters.......................................................15
3.9.        Title and Condition of Properties.................................17
3.10.       Intellectual Property.............................................18
3.11.       Contracts.........................................................19
3.12.       Notes and Accounts Receivable.....................................20
3.13.       Litigation........................................................20
3.14.       Employees; Employment Matters.....................................21
3.15.       Employee Benefit Plans............................................21
3.16.       Unlawful Payments.................................................24
3.17.       Compliance with Laws..............................................24
3.18.       Insurance.........................................................24
3.19.       Environment, Health and Safety....................................25
3.20.       Bank Accounts.....................................................26
3.21.       Potential Conflicts of Interest...................................27
3.22.       Pooling of Interests..............................................27
3.23.       No Special Shareholder Rights.....................................27
3.24.       Registration Statement; Proxy Statement/Prospectus................27
3.25.       Compliance with MBCA..............................................28
3.26.       Year 2000 Compliance..............................................28
3.27.       Transport Rights Agreement........................................28
3.28.       No Existing Discussions...........................................28
3.29.       Opinion of Financial Advisor......................................28
3.30.       Disclosure........................................................28

                                       i
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ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF USF AND SUB.....................28

4.1.        Organization......................................................29
4.2.        USF Capital Structure.............................................29
4.3.        Authority and Status..............................................30
4.4.        No Conflict; Required Filings and Consents........................30
4.5.        SEC Filings; Financial Statements.................................30
4.6.        Registration Statement; Proxy Statement/Prospectus................31
4.7.        Tax Representations...............................................31
4.8.        Complete Disclosure...............................................32
4.9.        Undisclosed Liabilities...........................................32
4.10.       Litigation........................................................33
4.11.       Compliance with Laws..............................................33
4.12.       Pooling of Interests..............................................33

ARTICLE 5   COVENANTS PRIOR TO CLOSING........................................33

5.1.        Conduct of Operations.............................................33
5.2.        Prohibited Activities.............................................34
5.3.        Covenants of USF..................................................36
5.4.        Access to Records and Premises....................................36
5.5.        Notice of Changes.................................................36
5.6.        No Solicitation...................................................37
5.7.        Proxy Statement/Prospectus; Registration Statement................37
5.8.        Consents..........................................................38
5.9.        Shareholders Meeting..............................................38
5.10.       Public Disclosure.................................................38
5.11.       Tax-Free Reorganization...........................................38
5.12.       Pooling Accounting................................................39
5.13.       Update Disclosure; Breaches.......................................39
5.14.       Rule 145 Letter...................................................39
5.15.       Nasdaq Quotation..................................................39
5.16.       Brokers or Finders................................................39
5.17.       Indemnification of Directors and Officers.........................40
5.18.       Additional Agreements; Reasonable Efforts.........................40
5.19.       Stock Option Agreements...........................................40
5.20.       Employment Agreement..............................................40
5.21.       Termination of Change in Control Severance Agreements.............40
5.22.       Trading Prohibitions..............................................41
5.23.       Legal Conditions to Merger........................................41
5.24.       Voting Agreement..................................................41
5.25.       HSR Filing........................................................41
5.26.       Stock Options and Employee Benefits...............................41

ARTICLE 6   CONDITIONS TO MERGER..............................................42

6.1.        Conditions to Each Party's Obligation to Effect the Merger........42
6.2.        Additional Conditions to Obligations of USF.......................43
6.3.        Additional Conditions to Obligations of Transport.................43

                                       ii
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6.4.        Closing...........................................................44

ARTICLE 7   TERMINATION.......................................................45

7.1.        Termination.......................................................45
7.2.        Effect of Termination.............................................47
7.3.        Fees and Expenses.................................................47
7.4.        Amendment.........................................................48
7.5.        Extension; Waiver.................................................48

ARTICLE 8   MISCELLANEOUS PROVISIONS..........................................49

8.1.        Nonsurvival of Representations, Warranties and Agreements.........49
8.2.        No Third Party Beneficiaries......................................49
8.3.        Entire Agreement..................................................49
8.4.        Succession and Assignment.........................................49
8.5.        Counterparts......................................................49
8.6.        Notices...........................................................49
8.7.        Governing Law; Exclusive Jurisdiction.............................50
8.8.        Amendments and Waivers............................................50
8.9.        Severability......................................................50
8.10.       Construction......................................................50
8.11.       Incorporation of Exhibits and Schedules...........................51
8.12.       Remedies..........................................................51
8.13.       No Agreement Until Executed.......................................51
8.14.       Enforcement Expenses..............................................51
8.15.       Directly or Indirectly............................................51
8.16.       Time of the Essence...............................................51

                                      iii
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                                    EXHIBITS

Transport Disclosure Schedule
-----------------------------

Schedule 2.1            Holders of Put Option
Schedule 3.1            Organization
Schedule 3.2            Transport Capital Structure
Schedule 3.4            No Conflict; Required Filings and Consents
Schedule 3.5(d)         SEC Filings; Financial Statements; Books and Records
Schedule 3.6            Recent Events
Schedule 3.8            Certain Tax Matters
Schedule 3.9            Title and Condition of Properties
Schedule 3.11           Contracts
Schedule 3.12           Notes and Accounts Receivable
Schedule 3.13           Litigation
Schedule 3.14           Employees; Employment Matters
Schedule 3.15           Employee Benefit Plans
Schedule 3.18           Insurance
Schedule 3.19           Environmental, Health and Safety
Schedule 3.20           Bank Accounts
Schedule 3.21           Conflicts of Interest
Schedule 3.23           Special Shareholder Rights



Exhibits
--------

Exhibit A               Form of Rule 145 and Pooling Letter
Exhibit B               Form of Employment Agreement
Exhibit C               Form of Opinion of Transport's Counsel
Exhibit D               Form of Opinion of USF's Counsel

                                       iv
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                          AGREEMENT AND PLAN OF MERGER


            THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") entered into as of January 17, 2000 ("AGREEMENT DATE"), by and among USFreightways Corporation, a Delaware corporation ("USF"), Zeus Acquisition Corporation, a Minnesota corporation ("SUB") and a wholly-owned subsidiary of USF and Transport Corporation of America, Inc., a Minnesota corporation ("TRANSPORT"). Each of USF, Sub and Transport is referred to herein individually as a "PARTY" and collectively as the "PARTIES."


                                    RECITALS

            A. The Boards of Directors of USF, Sub and Transport deem it advisable and in the best interests of each corporation and its respective stockholders or shareholders, as applicable, that USF and Transport combine in order to advance the long-term business strategies, goals and interests of USF and Transport;

            B. The combination of USF and Transport shall be effected by the terms of this Agreement through a transaction in which Sub will merge with and into Transport, Transport will be the surviving corporation and will become a wholly-owned subsidiary of USF, and the shareholders of Transport will become stockholders of USF (the "MERGER");

            C. The parties mutually intend that this Agreement will constitute a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"), and mutually intend for the Merger to qualify as a reorganization under the provisions of Section 368 of the Code; and

            D. The parties intend to cause the Merger to be accounted for as a pooling of interests pursuant to APB Opinion No. 16, Staff Accounting Series Releases 130, 135 and 146 and Staff Accounting Bulletins Topic Two.

            NOW, THEREFORE, in consideration of the foregoing Recitals, and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

                                   DEFINITIONS

            "AFFILIATE" means, with respect to any particular Person, any other Person controlling, controlled by or under common control with such Person, whether by ownership or control of voting securities, by contract or otherwise.

            "BASIS" means any past or present fact, circumstance, status, condition, activity, practice, plan, occurrence, event, action, failure to act, or transaction that forms or could reasonably be expected to form the basis for any specified consequence.

            "BUSINESS DAY" means a Monday through Friday on which banks are generally open for business in Illinois and Minnesota.

            "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" means all applicable Federal, state, foreign and local laws, rules, regulations, relating to the protection of health, safety and the environment, in each case as amended including, without limitation, the Federal Water Pollution Control Act (33 U.S.C. ss. 1251 et seq.),

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Resource Conservation and Recovery Act ("RCRA"; 42 U.S.C. ss. 6901 et seq.),
Safe Drinking Water Act (42 U.S.C. ss. 3000(f) et. seq.), Toxic Substances Control Act (15 U.S.C. ss. 2601 et. seq.), Clean Air Act (42 U.S.C. ss. 7401 et. seq.), Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"; 42 U.S.C. ss. 9601 et. seq.), together with all regulations promulgated thereunder and any applicable judicial or administrative interpretations of such laws, rules or regulations.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA AFFILIATE" means any corporation or other business entity that is included in a controlled group of corporations within which Transport is also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with Transport, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which Transport is also included, as provided in Section 414(m) of the Code or which is required to be aggregated with Transport pursuant to regulations issued under Section 414(o) of the Code. All ERISA Affiliates are listed on the Transport Disclosure Schedule.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

            "FTC RULES" means the rules promulgated by the Federal Trade Commission pursuant to the HSR Act.

            "GAAP" means generally accepted accounting principles in the United States consistently applied.

            "HAZARDOUS MATERIAL" means

                        (i) any pollutant, contaminant, pesticide, solid waste
            or hazardous or extremely hazardous, dangerous or toxic waste, substance, chemical, or material within the meaning of the Environmental, Health and Safety Laws, including but not limited to
            (A) any "hazardous substance" as defined by CERCLA and all amendments thereto and reauthorizations thereof; and (B) any "hazardous waste" as defined by RCRA and all amendments thereto and reauthorizations thereof;

                        (ii) even if not prohibited, limited or regulated by
            Environmental, Health and Safety Laws, any pollutant, contaminant, hazardous, dangerous or toxic chemical, material, waste or any other substance, including without limitation, any industrial process pollution control waste (whether or not hazardous within the meaning of RCRA) which could reasonably be expected to pose a hazard to the environment or the health and safety of any occupant, user or third party at the Properties (as defined in Section 3.19) or any owner, operator, occupant, user, tenant or third party at properties near (but necessarily contiguous to) the Properties, or could presently or at any time in the future reasonably be expected to cause a detriment to, or impair the beneficial use and/or economic value of the Properties, or any portion thereof in any material respect;

                        (iii) petroleum, crude oil or any fraction thereof;

                        (iv) natural gas, natural gas liquids, liquified natural
            gas (all the foregoing collectively called "NATURAL GAS PRODUCTS"), synthetic gas or mixtures of Natural Gas Products and synthetic gas;

                        (v) any radioactive material, including any source,
            special nuclear or byproduct material, however produced, as defined in the Atomic Energy Act, 42 U.S.C. ss.2011 et seq., the

            Nuclear Waste Policy Act of 1982, 42 U.S.C. ss.10101 et seq., and amendments thereto and reauthorizations thereof;

                        (vi) asbestos-containing materials in any form or
            condition; or

                        (vii) chemicals subject to the OSHA Hazard Communication
            Standard, 29 C.F.R. Section 1910.1200 et seq.

            "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

            "INDEBTEDNESS" of any Person means all obligations of such Person which should be classified upon a balance sheet of such Person as liabilities of such entity, and in any event, shall include (i) all obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of property or assets; (ii) obligations secured by any Security Interest upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations; (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of the property; and (iv) that portion of capitalized lease obligations properly classified as a liability on a balance sheet in accordance with GAAP.

            "KEY EMPLOYEE" means any officer, manager or any person employed by Transport or any of its Subsidiaries whose annual salary exceeds $100,000.

            "KNOWLEDGE" means the knowledge that any executive officer of Transport acting as a reasonable person under similar circumstances would have after investigation and inquiry.

            "LIABILITY" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), obligation or Indebtedness, including, any liability for Taxes.

            "ORDINARY COURSE OF BUSINESS" means the ordinary course of business of Transport and its Subsidiaries, consistent with past custom and practice of Transport and its Subsidiaries (including with respect to quantity and frequency).

            "PERSON" means any individual, trust, corporation, partnership, limited partnership, limited liability company or other business association or entity, court, governmental body or governmental agency.

            "PLANS" means: (i) all employee benefit plans as defined in Section 3(3) of ERISA; and (ii) all other pension, retirement, group insurance, severance pay, deferred compensation, excess or supplemental benefit, vacation, stock, stock option, fringe benefit and incentive plans, contracts, schemes, programs, funds, commitments, or arrangements of any kind, whether written or oral, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated, which pertain to any employee, former employee, partner, director, officer, shareholder, consultant, or independent contractor of Transport or any ERISA Affiliate of Transport and (x) to which Transport or any ERISA Affiliate of Transport are or has been a party or by which any of them is or has been bound since January 1, 1990 or (y) with respect to which Transport or any ERISA Affiliate of Transport have made any payments or contributions since January 1, 1990 or (z) to which Transport or any ERISA Affiliate of Transport may otherwise have any liability (including any such plan or arrangement formerly maintained by Transport or any ERISA Affiliate of Transport).

            "SECURITIES ACT" means the Securities Act of 1933, as amended.

            "SECURITY INTEREST" means any mortgage, pledge, security interest, charge, lien or other encumbrance or right of any third party.

            "SUBSIDIARY" means, with respect to any Person, any corporation or other entity, whether incorporated or unincorporated, of which (i) such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

            "TAX" or "TAXES" means any Federal, state, local, or foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation and value added, transfer, franchise, withholding, payroll recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and all obligations under any agreements or arrangements with any other Person with respect to such amounts and including any Liability for taxes of a predecessor entity.

            "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "USF MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, operations, employee or customer relations, properties, assets (including intangible assets), liabilities (contingent or otherwise), financial condition or results of operations of USF and its Subsidiaries taken as a whole.

            "TRANSPORT MATERIAL ADVERSE EFFECT" means a material adverse effect upon the business, operations, employee or customer relations, properties, assets (including intangible assets), liabilities (contingent or otherwise), financial condition or results of operations of Transport and its Subsidiaries taken as a whole.

INDEX TO CERTAIN OTHER DEFINED TERMS
------------------------------------

TERM                                                           SECTION REFERENCE
----                                                           -----------------
Affiliate                                                            5.14
Alternative Transaction                                              7.3(g)
Approval                                                             5.23
Articles of Merger                                                   1.1
Certificate                                                          2.2(b)
Certificates                                                         2.2(b)
Closing                                                              1.2
Closing Date                                                         1.2
COBRA                                                                3.14(b)
Competing Offer                                                      5.6(a)
Confidentiality Agreement                                            5.6(a)
Constituent Corporations                                             1.3(a)

TERM                                                           SECTION REFERENCE
----                                                           -----------------
Contracts                                                            3.11
Deutsche Banc Alex. Brown                                            3.29
Deutsche Banc Alex. Brown Engagement Letter                          5.16
Dissenters' Shares                                                   2.1(c)
Dissenting Shareholder                                               2.1(c)
Effective Time                                                       1.1
Exchange Act                                                         3.4(b)
Exchange Agent                                                       2.2(a)
Exchange Fund                                                        2.2(a)
Exchange Numbers                                                     2.1(b)
Transport Financial Statements                                       3.5(b)
Governmental Entity                                                  3.4(b)
HSR Act                                                              3.4(b)
Indemnified Parties                                                  5.17(a)
Leased Premises                                                      3.9(b)
MBCA                                                                 1.1
Most Recent Balance Sheet                                            3.5(b)
Most Recent Fiscal Year End                                          3.5(b)
Owned Real Estate                                                    3.9(a)
Pension Plan                                                         3.15(b)
Preferred Proposal                                                   5.6(a)
Prior Owned or Leased Real Estate                                    3.19(c)
Properties                                                           3.19(a)
Proxy Statement                                                      3.24
Registration Statement                                               3.24
Rule 145                                                             5.14
Rule 145 and Pooling Letter                                          5.14
SEC                                                                  3.4(b)
Securities Act                                                       3.2(b)
Surviving Corporation                                                1.3(a)
Systems                                                              3.26
Termination Fee                                                      7.3(d)
Third Party                                                          7.3(f)
Transport Common Stock                                               3.2(a)
Transport Disclosure Schedule                                        3.0
Transport Intellectual Property Rights                               3.10(a)
Transport Junior Preferred Stock                                     3.2(a)
Transport Preferred Stock                                            3.2(a)
Transport Put Option                                                 3.2(a)
Transport Rewards Plan                                               3.2(a)
Transport Rights Agreement                                           3.2(a)
Transport SEC Reports                                                3.5(a)
Transport Shareholders Meeting                                       3.24
Transport Stock Option                                               2.1(d)
Transport Stock Option Plans                                         2.1(d)
Transport Stock Purchase Plan                                        3.2(a)
USF Common Stock                                                     4.2(a)
USF Disclosure Schedule                                              4.0
USF Financial Statements                                             4.5(b)
USF Preferred Stock                                                  4.2(a)

TERM                                                           SECTION REFERENCE
----                                                           -----------------
USF Rights Agreement                                                 4.2(a)
USF SEC Reports                                                      4.5(a)
USF Stock Option Plans                                               4.2(a)
USF Stock Purchase Plan                                              4.2(a)
WARN                                                                 3.14(b)
Welfare Plans                                                        3.15(c)(ii)
Y-2000 Compliant                                                     3.26


                                     ARTICLE
                                        1
                                   THE MERGER

            1.1. EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, articles of merger (the "ARTICLES OF MERGER") in such form as is required by the relevant provisions of the Minnesota Business Corporation Act (the "MBCA") shall be duly prepared, executed and acknowledged by Transport and Sub and such other parties as may be appropriate, and thereafter delivered to the Secretary of State of Minnesota for filing, as provided in the MBCA, on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of Minnesota or such later time as may be provided in the Articles of Merger (the "EFFECTIVE TIME").

            1.2. CLOSING. The closing of the Merger (the "CLOSING") will take place at 10:00 a.m., Central Time, on a date to be specified by USF and Transport, which shall be no later than the second Business Day after the satisfaction or, if permissible, waiver of the conditions set forth in Article 6 (the "CLOSING DATE"), at the offices of Robins, Kaplan, Miller & Ciresi L.L.P., 2800 LaSalle Plaza, 800 LaSalle Avenue, Minneapolis, Minnesota 55402, unless another date or place is agreed to in writing by USF and Transport.

            1.3. EFFECTS OF THE MERGER.

                  (a) At the Effective Time, (i) the separate existence of Sub shall cease and Sub shall be merged with and into Transport (Sub and Transport are sometimes referred to herein as the "CONSTITUENT CORPORATIONS" and Transport is sometimes referred to herein as the "SURVIVING CORPORATION"), (ii) the Articles of Incorporation of Transport as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, except that Article III of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, all of which shall consist of Common Stock, par value $.01 per share" and so that all series of Transport Preferred Stock (as defined in Section 3.2) shall be extinguished and (iii) the Bylaws of Transport as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

                  (b) At and after the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thereafter attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

            1.4. DIRECTORS AND OFFICERS. Beginning as of the Effective Time, the directors of the Surviving Corporation shall be John Campbell Carruth, Christopher L. Ellis and Robert J. Meyers to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed. Beginning as of the Effective Time, the officers of the Surviving Corporation shall be Robert J. Meyers, President and Chief Executive Officer, and such other officers as designated by the Board to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected and appointed.



                                     ARTICLE
                                        2
                            CONVERSION OF SECURITIES


            2.1. CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Transport Common Stock (as defined in Section 3.2) or capital stock of
Sub:

                  (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, $.01 per share, of the Surviving Corporation.

                  (b) EXCHANGE OF USF COMMON STOCK FOR TRANSPORT COMMON STOCK. Subject to Section 2.2, all of the issued and outstanding shares of Transport Common Stock as of the Effective Time shall be exchanged for the right to receive (i) .4171981 shares of USF Common Stock (as defined in Section 4.2) for each share of Transport Common Stock with the Transport Put Option (as defined in Section 3.2) held by the holders identified on Schedule 2.1 of the Transport Disclosure Schedule (which number of shares of USF Common Stock to be issued would be 481,864 if the Effective Date were the Agreement Date based on 1,155,000 shares of Transport Common Stock issued and outstanding as of the Agreement Date) and (ii) .4122919 shares of USF Common Stock for each share of Transport Common Stock held by all other holders of Transport Common Stock (which number of shares of USF Common Stock to be issued would be 2,952,871 if the Effective Date were the Agreement Date based on 7,162,088 shares of Transport Common Stock issued and outstanding as of the Agreement Date) (collectively the "EXCHANGE NUMBERS"). The Exchange Numbers will be adjusted for the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into USF Common Stock or Sub Common Stock), reorganization, recapitalization, or other like change with respect to USF Common Stock occurring between or with an applicable record date between the date of this Agreement and the Effective Time and the number of shares of USF Common Stock issuable shall be increased to reflect any shares of Transport Common Stock which are issued between the date of this Agreement and the Effective Time pursuant to the Transport Stock Option Plans (as defined herein), the Transport Stock Purchase Plan (as defined herein) and the Transport Rewards Plan. All such shares of Transport Common Stock, when so exchanged, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of USF Common Stock and any cash in lieu of fractional shares of USF Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

                  (c) DISSENTERS' RIGHTS. The shares of Transport Common Stock ("DISSENTERS' SHARES") held by any shareholder of Transport who has properly exercised dissenters' rights pursuant to the MBCA (a "DISSENTING SHAREHOLDER") shall not be converted pursuant to the Merger unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's rights to dissent from the Merger under the MBCA, and shall be entitled to receive only the payment provided for by the MBCA. If any such holder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenters' Shares held by such Dissenting Shareholder shall thereupon be treated as though such shares had been converted into shares of USF Common Stock pursuant to the terms hereof.

                  (d) TRANSPORT STOCK OPTIONS. At the Effective Time, each outstanding option to purchase shares of Transport Common Stock (a "TRANSPORT STOCK Option") under the stock option plans of Transport as amended and dated as of March 21, 1995 and December 1, 1986, respectively (the "TRANSPORT STOCK OPTION PLANS") shall be assumed by USF and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the Transport Stock Option, the same number of shares of USF Common Stock as the holder of such Transport Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (as if he were eligible to so exercise, rounded down to the nearest whole share), without any vesting restrictions and at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the shares of Transport Common Stock otherwise purchasable pursuant to such Transport Stock Option, divided by (ii) the number of full shares of USF Common Stock deemed purchasable pursuant to such USF Stock Option in accordance with the foregoing; provided, however, that in the case of any Transport Stock Option to which Section 422 of the Code applies, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

            2.2. EXCHANGE OF CERTIFICATES. The procedures for exchanging outstanding shares of Transport Common Stock for USF Common Stock pursuant to the Merger shall be as follows:

                  (a) EXCHANGE AGENT. As of the Effective Time, USF shall deposit with Harris Trust and Savings Bank (the "EXCHANGE AGENT"), for the benefit of the holders of shares of Transport Common Stock, certificates representing the shares of USF Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Transport Common Stock together with the cash necessary for the purpose of paying the fractional shares pursuant to Section 2.2(e) (such shares of USF Common Stock, together with any dividends or distributions with respect thereto, and cash amounts being hereinafter referred to as the "EXCHANGE FUND").

                  (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Transport Common Stock (each a "CERTIFICATE" and, collectively, the "CERTIFICATES") and which shares were converted pursuant to Section 2.1 into the right to receive shares of USF Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as USF and Transport may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of USF Common Stock.

Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by USF, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of USF Common Stock which such holder has the right to receive pursuant to the provisions of this Section 2.2(b) and (y) as to any fractional share, a check representing the cash consideration to which such holder shall have become entitled pursuant to Section 2.2(e), and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of Transport Common Stock which is not registered in the transfer records of Transport, a certificate representing the proper number of shares of USF Common Stock may be issued to a transferee if the Certificate representing such Transport Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid or are not payable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of USF Common Stock and cash in lieu of any fractional shares of USF Common Stock as contemplated by this Section 2.2. The instructions for effecting the surrender of the Certificates shall set forth procedures that must be taken by the holder of any Certificate that has been lost, destroyed or stolen. It shall be a condition to the right of such holder to receive a certificate representing shares of USF Common Stock that the Exchange Agent shall have received, along with the letter of transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify USF, signed exactly as the name or names of the registered holder or holders appeared on the books of Transport immediately prior to the Effective Time, together with a customary bond and such other documents as USF or the Exchange Agent may reasonably require in connection therewith.

                  (c) DISTRIBUTIONS WITH RESPECT TO EXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to USF Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of USF Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (e) below until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of USF Common Stock issued in exchange therefor, without interest,
(i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of USF Common Stock to which such holder is entitled pursuant to subsection (e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of USF Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of USF Common Stock.

                  (d) NO FURTHER OWNERSHIP RIGHTS IN TRANSPORT COMMON STOCK. All shares of USF Common Stock issued upon the surrender for exchange of shares of Transport Common Stock in accordance with the terms hereof (including any cash paid pursuant to subsection (e) of this Section 2.2) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Transport Common Stock, subject, however to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Transport on such shares of Transport Common Stock in accordance with the terms of this Agreement on or prior to the date hereof and which remain unpaid at the Effective Time and there shall be no further registration of transfers which occurred after the Effective Time on the stock transfer books of the Surviving Corporation of the shares of Transport Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Section 2.2.

                  (e) NO FRACTIONAL SHARES. No certificate or scrip representing fractional shares of USF Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to exercise any rights of a stockholder of USF. Notwithstanding any other provision of this Agreement, each holder of shares of Transport Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of USF Common Stock (after taking into account all Certificates delivered by such holder and after aggregating all fractional shares of USF Common Stock to be received by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of USF Common Stock multiplied by the last reported sale price of USF Common Stock, as reported on the Nasdaq National Market, on the trading day immediately preceding the date of the Effective Time.

                  (f) TERMINATION OF EXCHANGE PERIOD. Any portion of the Exchange Fund which remains undistributed to the shareholders of Transport for one (1) year after the Effective Time shall be delivered to USF, and any shareholders of Transport who have not previously complied with this Section 2.2 shall thereafter look only to USF for payment of their claim for USF Common Stock, any cash in lieu of fractional shares of USF Common Stock and any dividends or distributions with respect to Transport Common Stock or USF Common Stock.

                  (g) NO LIABILITY. Neither USF nor Transport shall be liable to any holder of shares of Transport Common Stock or USF Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official as required by any applicable abandoned property, escheat or similar law.

                                     ARTICLE
                                        3
                   REPRESENTATIONS AND WARRANTIES OF TRANSPORT

            Transport represents and warrants to USF and Sub that the statements contained in this Article 3 are true and correct, except as set forth in the disclosure schedule delivered by Transport to USF (the "TRANSPORT DISCLOSURE SCHEDULE"). The Transport Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 3, and the disclosure in any paragraph shall qualify any relevant paragraph in this Article 3 to the extent that it is reasonably apparent that such disclosure pertains to the representations and warranties in such other paragraph.

            3.1. ORGANIZATION. Each of Transport and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the respective jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified and/or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Transport Material Adverse Effect. Except as set forth on Schedule 3.1 of the Transport Disclosure Schedule, neither Transport nor any of its Subsidiaries, directly or indirectly, owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Transport and comprising less than one percent (1%) of the outstanding stock of such company.

            3.2. TRANSPORT CAPITAL STRUCTURE.

                  (a) The authorized capital stock of Transport consists of 15,000,000 shares of common stock, par value $0.01 per share ("TRANSPORT COMMON STOCK") and 150,000 shares of Preferred Stock, par value $0.01 per share ("TRANSPORT PREFERRED STOCK"). As of January 10, 2000, (i) 8,317,088
shares of Transport Common Stock were issued and outstanding including 1,155,000 shares of Transport Common Stock with a put option ("TRANSPORT PUT OPTION") all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) 725,000 shares of Transport Common Stock were reserved for issuance of stock options under the Transport Stock Option Plans, of which there are options outstanding entitling the optionees thereunder upon valid exercise to acquire in the aggregate 132,677 shares of Transport Common Stock at a weighted average exercise price of $12.438 per share, (iii) no shares of Transport Common Stock were held in the treasury of Transport or by any Subsidiary of Transport, (iv) 100,000 shares of Transport Common Stock were reserved for issuance under the Transport Stock Purchase Plan effective as of February 1, 1996 ("TRANSPORT STOCK PURCHASE PLAN"), of which 21,929 shares have been issued and are outstanding,
(v) 100,000 shares of Transport Common Stock were reserved for issuance under the Transport Rewards Program - Stock Component ("TRANSPORT REWARDS PLAN"), of which 7,471 shares have been issued and are outstanding and (vi) 75,000 shares of Transport Series A Junior Participating Preferred Stock ("TRANSPORT JUNIOR PREFERRED STOCK") were reserved for issuance under the Rights Agreement, as amended, dated as of February 25, 1997 between Transport and Norwest Bank Minnesota, N.A., as Rights Agent (the "TRANSPORT RIGHTS AGREEMENT"). No change in such capitalization has occurred since such date other than the exercise and termination of stock options outstanding or pursuant to the terms of the Transport Stock Purchase Plan or the Transport Rewards Plan. As of the date of this Agreement, no shares of Transport Junior Preferred Stock are issued and outstanding. All shares of Transport Common Stock and Transport Junior Preferred Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.2 of the Transport Disclosure Schedule, there are no obligations, contingent or otherwise, of Transport or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Transport Common Stock or the capital stock of any Subsidiary of Transport or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. All of the outstanding shares of capital stock of each of Transport's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Transport free and clear of all Security Interests, agreements, preemptive rights, and/or limitations in Transport's voting rights, charges or other restrictions of any nature.

                  (b) Except as set forth in this Section 3.2 or as reserved for future grants of options under the Transport Stock Option Plans or future sale under the Transport Stock Purchase Plan or the Transport Rewards Plan or for the shares of Transport Junior Preferred Stock reserved for issuance under the Transport Rights Agreement, there are no equity securities of any class of Transport or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section 3.2, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Transport or any of its Subsidiaries is a party or by which any of them are bound obligating Transport or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Transport or any of its Subsidiaries or obligating Transport or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. All Transport Stock Options that are not currently exercisable shall become exercisable as a result of the consummation of the Merger. To the Knowledge of Transport, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of Transport. All of the outstanding Transport Common Stock and Transport Stock Options were either registered under the Securities Act of 1933, as amended (the "SECURITIES ACT") or were issued pursuant to valid exemptions from registration. Transport has taken all actions necessary such that after the Effective Time there will not exist any rights of any nature granting any Person a right to acquire the securities of Transport and/or its Subsidiaries.

            3.3. AUTHORITY AND STATUS.

                  (a) The execution, delivery and performance by Transport of this Agreement and each and every other agreement, document and instrument provided for herein have been duly authorized and approved by the Board of Directors of Transport subject only to the approval of the Merger by Transport's shareholders under applicable provisions of Transport's Articles of Incorporation and the MBCA. The Board of Directors of Transport has (i) determined that the Merger is fair to and in the best interests of the shareholders of Transport and (ii) resolved to submit the Merger to and recommend approval of the Merger by the shareholders of Transport.

                  (b) Transport has the corporate power and authority to execute and deliver this Agreement, to perform hereunder and, upon approval of the transactions provided for herein by the shareholders of Transport, to consummate the transactions contemplated hereby without any other corporate or shareholder approval. Assuming this Agreement and each and every agreement, document or instrument to be executed, delivered and performed by Transport in connection herewith are valid and legally binding obligations of USF and Sub, this Agreement and each and every agreement, document and instrument to be executed, delivered and performed by Transport in connection herewith constitute or will, when executed and delivered, constitute the valid and legally binding obligation of Transport enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

            3.4. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement by Transport does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of Transport; (ii) except as set forth on Schedule 3.4 of the Transport Disclosure Schedule, result in any violation or breach of, require any consent or approval under, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Transport or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound; or (iii) subject to the consents, approvals, orders, authorizations, filings and registrations specified in Section 3.4(b), conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Transport or any of its Subsidiaries or any of their properties or assets.

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other Federal, state or local governmental authority or instrumentality ("GOVERNMENTAL ENTITY") is required by or with respect to Transport or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"); (ii) the filing and declaration of effectiveness of the Registration Statement of USF (as defined in Section 3.24) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act; (iii) the filing of the Articles of Merger with the Secretary of State of Minnesota in accordance with the MBCA; (iv) the filing of the Proxy Statement (as defined in Section 3.24) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"); and (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable Federal and state securities laws or under any applicable requirement of any other Governmental Agency.

            3.5. SEC FILINGS; FINANCIAL STATEMENTS; BOOKS AND RECORDS.

                  (a) Transport has filed all forms, each registration statement, schedule, report, proxy statement and document required to be filed by Transport with the SEC since January 1, 1996 (collectively, the "TRANSPORT SEC REPORTS"). The Transport SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the Transport SEC Reports or necessary in order to make the statements in the Transport SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Transport's Subsidiaries is required to independently file any forms, reports or other documents with the SEC. Since January 1, 1996, Transport has made all filings with the SEC in a timely manner as required by law and no event has occurred that requires an additional filing or any amendment to a prior filing, except as may be required in connection with the execution of this Agreement.

                  (b) Transport has provided USF with the following financial statements (collectively, the "TRANSPORT FINANCIAL STATEMENTS"): (i) audited consolidated balance sheet and related consolidated statement of income, consolidated retained earnings and consolidated statement of cash flows of Transport and its Subsidiaries as of and for each of the fiscal years ended December 31, 1996, December 31, 1997 and December 31, 1998 (the "MOST RECENT FISCAL YEAR END"); and (ii) unaudited balance sheet at September 30, 1999 (the "MOST RECENT BALANCE SHEET") and related statement of income of Transport as of and for the nine months ended September 30, 1999. The Transport Financial Statements including any financial statements contained in the Transport SEC Reports filed after the date of this Agreement until the Closing, complied or will comply to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, are or will be correct and complete in all material respects, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments which were not or are not material in amount) the consolidated financial condition and results of operations of Transport and its Subsidiaries as of the times and for the periods referred to therein.

                  (c) The accounting records of Transport are and have been prepared and maintained in form and substance adequate for the preparation of the Transport Financial Statements in accordance with GAAP consistently applied throughout the periods covered thereby, and fairly and accurately reflect all of the assets and Liabilities of Transport and its Subsidiaries and all contracts and transactions to which Transport and its Subsidiaries are or were parties or by which the business or assets are or were affected, in each case to the extent required by GAAP to be stated therein.

                  (d) Except as set forth on Schedule 3.5(d) of the Transport Disclosure Schedule, the corporate minute books of each of Transport and its Subsidiaries, copies of which have been made available to USF, correctly reflect all resolutions adopted and all other material corporate actions taken at all meetings or through consents of the directors (including committees thereof) and consents of the shareholders of Transport and its Subsidiaries.

            3.6. RECENT EVENTS. Since the Most Recent Fiscal Year End, Transport and its Subsidiaries have not experienced or suffered any Transport Material Adverse Effect. Without limiting the generality of the foregoing, except as reflected on the Most Recent Balance Sheet or Schedule 3.6 of the Transport Disclosure Schedule or, except as expressly disclosed in Transport SEC Reports filed since the Most Recent Fiscal Year End, since the Most Recent Fiscal Year End, none of Transport and its Subsidiaries have:

                  (a) sold, leased, transferred or assigned any of their assets, tangible or intangible, other than in the Ordinary Course of Business for consideration in excess of $100,000;

                  (b) accelerated, terminated, modified, canceled or committed any material breach of any Contract, involving more than $100,000;

                  (c) canceled, compromised, waived, or released any Indebtedness, right or claim (or series of related rights and claims) either involving more than $100,000 or otherwise outside the Ordinary Course of Business;

                  (d) granted any license or sublicense of any Transport Intellectual Property Rights;

                  (e) experienced any damage, destruction or loss (whether or not covered by insurance) exceeding $100,000 outside the Ordinary Course of Business to any of their properties or assets (other than ordinary wear and tear not caused by neglect);

                  (f) incurred any Indebtedness for borrowed money or created or suffered to exist any Security Interest upon any of their material assets outside the Ordinary Course of Business;

                  (g) changed the manner in which the business has been conducted, including, without limitation, collection of accounts receivable or payment of accounts payable, in any material respect;

                  (h) changed the accounting principles, methods or practices or any change in the depreciation or amortization policies or rates;

                  (i) changed the relationships with any customer, supplier, contractors or agents which might reasonably be expected to have a Transport Material Adverse Effect;

                  (j) issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock, or any securities convertible or exchangeable into any of its capital stock;

                  (k) declared, set aside, or paid any dividend or distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  (l) entered into any transaction, arrangement or contract with, or distributed or transferred any cash, property or other assets (in each case involving an amount in excess of $10,000) to, any officer, director, stockholder, key employee, agent or other insider or Affiliate of Transport or any of its Subsidiaries (other than wages, salaries and employee or outside director benefits in the Ordinary Course of Business);

                  (m) made or committed to make any capital expenditures outside the Ordinary Course of Business or entered into any other material transaction outside the Ordinary Course of Business involving an expenditure in excess of $500,000;

                  (n) entered into, amended or modified in any material respect (beyond any amendments and modifications reflected in true and complete copies of such Plans delivered to USF) any Plan;

                  (o) entered into any employment agreement or collective bargaining agreement or granted any increase in excess of $25,000 in the salary of any officer or employee or paid any bonus exceeding $25,000 to any officer or employee;

                  (p) experienced any work interruptions, labor grievances or claims, or any event or condition of any character, which could reasonably be expected to result in a Transport Material Adverse Effect;

                  (q) consummated any material transaction outside the Ordinary Course of Business; or

                  (r) committed (orally or in writing) to any of the foregoing.

            3.7. UNDISCLOSED LIABILITIES. Neither Transport nor any of its Subsidiaries has any Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Transport or any of its Subsidiaries giving rise to any Liability), except for (i) Liabilities set forth or reserved against on the face of the Most Recent Balance Sheet; (ii) Liabilities, which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, environmental liability, product liability, infringement or violation of law or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand); and (iii) Liabilities which do not have a Transport Material Adverse Effect.

            3.8. TAX MATTERS.

                  (a) Each of Transport and its Subsidiaries has filed all Tax Returns that it was required to file on or prior to the date hereof. All such Tax Returns were correct and complete in all material respects. All Taxes owed and due by Transport and its Subsidiaries for results of operations through the Effective Date (whether or not shown in any Tax Return) have been paid or have been adequately reserved for on the Most Recent Balance Sheet in all material respects. Neither Transport nor any of its Subsidiaries has received written notice of any claim made by any authority in a jurisdiction where Transport or any of its Subsidiaries does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Transport or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax when due.

                  (b) Transport and its Subsidiaries have withheld and paid when due all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party, except where such failure would not result in a Transport Material Adverse Effect.

                  (c) To the Knowledge of Transport, there is no Basis on which any taxing authority could assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Transport or any of its Subsidiaries. Transport has previously made available to USF correct copies of all Tax Returns filed with respect to Transport and its Subsidiaries for taxable periods ended on or after December 31, 1996. Except as set forth on Schedule 3.8 of the Transport Disclosure Schedule, none of such Tax Returns have been audited, and none currently are the subject of audit, and there are no examination reports or statements of deficiencies assessed against or agreed to by Transport or any of its Subsidiaries for such taxable periods.

                  (d) Transport has disclosed on its consolidated Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of Federal income tax within the meaning of Section 6662 of the Code except as would not result in a Transport Material Adverse Effect. Neither Transport nor any of its Subsidiaries has filed consents under Section 341(f) of the Code concerning collapsible corporations. Neither Transport nor any of its Subsidiaries has made any material payments, are not obligated to make any material payments, and are not parties to any agreement that would obligate any of them to make any material payments that will not be deductible under Section 280G of the Code. Neither Transport nor any of its Subsidiaries is a party to any tax allocation or sharing agreement. Neither Transport nor any of its Subsidiaries has any Liability for Taxes owed by any Person (other than Transport and its Subsidiaries), including, without limitation, (A) as a transferee, assignee or other successor or (B) pursuant to a tax sharing agreement or other contract.

                  (e) Except as set forth on Schedule 3.8 of the Transport Disclosure Schedule, neither Transport nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

                  (f) All providers of equipment and drivers treated as independent contractors, including but not limited to owner-operators, by Transport and its Subsidiaries qualify as independent contractors and not employees under the Code, except where such failure to so qualify would not result in a Transport Material Adverse Effect.

                  (g) Transport has a valid business purpose for undertaking the Merger.

                  (h) The fair market value of USF Common Stock and other consideration received by each Transport shareholder will be approximately equal to the fair market value of Transport Common Stock surrendered in the Merger.

                  (i) To the Knowledge of Transport, there is no present plan or intention by the shareholders of Transport to sell, exchange, or otherwise dispose of to USF or any person related to USF a number of shares of USF Common Stock received in the Merger that would reduce the Transport shareholders' ownership of USF Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value, of all the formerly outstanding stock of Transport as of the same date. For the purposes of this representation, shares of Transport Common Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of USF stock will be treated as outstanding Transport Common Stock on the date of the Merger. Moreover, shares of Transport Common Stock and shares of USF Common Stock held by Transport shareholders and otherwise sold, redeemed or disposed of to USF, Transport or any party related to either prior or subsequent to the Merger will be considered in making this representation.

                  (j) Based on transactions occurring up to the Effective Time, following the Merger, Transport will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Transport to dissenters, amounts paid by Transport to shareholders who receive cash or other property, amounts used by Transport to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Transport will be included as assets of Transport immediately prior to the Merger.

                  (k) Transport has no plan or intention to issue additional shares of its stock that would result in USF losing control of Transport within the meaning of Section 368(c) of the Code.

                  (l) The liabilities of Transport to which the assets of Transport are subject at the time of the Merger were incurred by Transport in the ordinary course of its business.

                  (m) There is no intercorporate indebtedness existing between Transport and USF that was issued, acquired or will be settled at a discount.

                  (n) At the time of the Merger, Transport will not have outstanding any warrants, options, convertible securities, or any type of right pursuant to which any person could acquire stock in Transport that, if exercised or converted, would affect USF's acquisition or retention of control in Transport, as defined in Section 368(c) of the Code.

                  (o) Transport is not an "investment company" as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

                  (p) Transport is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                  (q) The fair market value of the assets of Transport will equal or exceed the sum of the liabilities to which the assets are subject at the time of the Merger.

                  (r) Based on transactions occurring up to the Effective Time, after the Merger, either at least one significant line of Transport's historic business will remain or a significant portion of Transport's assets will remain in each case within the meaning of Section 1.368-1(d) of the Income Tax Regulations.

            3.9. TITLE AND CONDITION OF PROPERTIES.

                  (a) Schedule 3.9 of the Transport Disclosure Schedule contains a true and correct list of all real estate owed by Transport (collectively, the "OWNED REAL ESTATE"). Transport holds fee simple title to the Owned Real Estate, subject only to real estate taxes not delinquent and to covenants, conditions, restrictions and easements of record, none of which makes title to the Owned Real Estate unmarketable and none of which are violated by Transport or will materially interfere with the current use of the Owned Real Estate by Transport. The Owned Real Estate is not subject to any leases or tenancies. None of the improvements comprising the Owned Real Estate or the businesses conducted by Transport thereon, are in violation of any use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code or ordinance or public utility easement in any material respect. No substantial or material capital expenditure (other than normal operating expenditures) are required for repair or maintenance of the Owned Real Estate.

                  (b) Schedule 3.9 of the Transport Disclosure Schedule contains a true and correct list of all the real estate leased or occupied by Transport and its Subsidiaries other than the Owned Real Estate (collectively, the "LEASED PREMISES"). Each of the leases relating to the Leased Premises is in full force and effect and Transport holds a valid and existing leasehold interest thereunder. Transport has delivered or made available to USF complete and accurate copies of each of the leases and none of such leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered to USF. To the Knowledge of Transport, none of the improvements comprising the Leased Premises, or the businesses conducted by Transport thereon, are in violation of any building line or use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code or ordinance or public utility or other easements. Transport is not in default under any term of any agreement relating to the Leased Premises in any material respect nor, to the Knowledge of Transport, is any other party thereto in default thereunder. No substantial or material expenditures (other than normal operating expenditures) are required of Transport for maintenance of the Leased Premises. The Leased Premises are adequately insured against loss or damage. Transport holds no options to purchase or sell any of the Leased Premises.

                  (c) There are no condemnation proceedings pending or, to the Knowledge of Transport, threatened with respect to any portion of the Properties (as defined in Section 3.19).

                  (d) There is no tax assessment (except for the normal, annual general real estate tax assessment) for which Transport is liable (or which affects Transport's payments under the leases pertaining to the Leased Premises) pending or, to the Knowledge of Transport, threatened with respect to any portion of the Properties.

                  (e) The continued maintenance, operation, use and occupancy by Transport of the Properties is not dependent upon any other real estate and does not violate any zoning, building, health, fire or similar law, ordinance or regulation in any material respect.

                  (f) Except as set forth on Schedule 3.9 of the Transport Disclosure Schedule, Transport and its Subsidiaries own good and marketable title, free and clear of all Security Interests, to all of the personal property and assets reflected as owned by Transport on the Most Recent Balance Sheet or acquired after the date of the Most Recent Balance Sheet, except for (i) Security Interests which secure Indebtedness set forth on the Most Recent Balance Sheet; (ii) imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby; (iii) Security Interests for current Taxes not yet due and payable, the Liability with respect to which is reserved on the Most Recent Balance Sheet.

                  (g) Each of the leases of the equipment leased by Transport is in full force and effect in all material respects. Neither Transport nor any of its Subsidiaries is in default under any such leases in any material respect. All leased equipment is maintained in accordance with the terms of applicable leases in all material respects.

                  (h) All of the tractors, trailers, vehicles, computers, telecommunications, satellite tracking, and other tangible personal property and assets owned by Transport are in good condition and repair, except for ordinary wear and tear not caused by neglect, and except as may be reserved on the Most Recent Balance Sheet, and are useable in the Ordinary Course of Business. The Owned Real Estate, personal property and assets shown on the Most Recent Balance Sheet as owned by Transport or acquired after the date of the Most Recent Balance Sheet, the lease rights under the leases relating to the Leased Premises and the equipment leases, collectively include all assets material to the conduct of the business as presently conducted or currently proposed to be conducted.

            3.10. INTELLECTUAL PROPERTY.

                  (a) Transport and its Subsidiaries own or license under valid, assignable, fully paid licenses all trademarks, trade names, service marks, copyrights and all applications for and registrations of such trademarks, trade names and computer software programs, source code and tangible or intangible proprietary information that is material or necessary to conduct its business (the "TRANSPORT INTELLECTUAL PROPERTY RIGHTS"). The business of Transport and its Subsidiaries as currently conducted does not infringe, misuse, misappropriate or conflict with the intellectual property rights of any other Person in a way that is likely to have a Transport Material Adverse Effect.

                  (b) All of the interests of Transport and its Subsidiaries in the Transport Intellectual Property Rights are free and clear of all Security Interests, and are not currently being challenged, infringed in any material way or involved in any pending legal or administrative proceedings before any court or Governmental Agency. No current licenses for the use of any Transport Intellectual Property

Rights have been granted by Transport or its Subsidiaries to any third parties and none of the Transport Intellectual Property Rights is being used by any other Person.

                  (c) No employees or independent contractors of either Transport or any of its Subsidiaries have any material claims or rights to any of the Transport Intellectual Property Rights. To the Knowledge of Transport, no employee of either Transport or any of its Subsidiaries is a party to or otherwise bound by any agreement with or obligated to any other Person (including, any former employer) which in any material respect conflicts with any obligation, commitment or job responsibility of such employee to Transport or its Subsidiaries under any agreement to which currently he or she is a party.

            3.11. CONTRACTS. Schedule 3.11 of the Transport Disclosure Schedule lists each of the following contracts, leases, subleases, licenses, sublicenses, plans, arrangements, commitments and other documents and instruments ("CONTRACTS") to which Transport and its Subsidiaries are a party:

                  (a) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties with annual payments exceeding $100,000 or with a term exceeding one year;

                  (b) any written arrangement concerning a partnership or joint venture;

                  (c) any written arrangement (or group of related written arrangements) under which any of Transport or its Subsidiaries has (A) created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) Indebtedness in excess of $100,000 or (B) imposed (or may impose) a Security Interest on any of its material assets, tangible or intangible;

                  (d) any written arrangement concerning a non-competition obligation binding on Transport;

                  (e) any written arrangement not disclosed in the Transport Disclosure Schedule pursuant to any other provision in this Section 3.11 under which the consequences of a default or termination could reasonably be expected to have a Transport Material Adverse Effect;

                  (f) any contract with any labor union or contract for the employment of any officer, individual employee or other Person on a full-time, part-time or consulting basis;

                  (g) any guaranty of any obligation for borrowed money or otherwise, other than endorsements made for collection in the Ordinary Course of Business;

                  (h) any material agreement or commitment with respect to the lending or investing of funds to or in other Persons;

                  (i) any license or royalty agreement;

                  (j) any other contract or group of related contracts with the same party (or group of related parties) either (A) requiring payments after the date hereof to or by Transport or its Subsidiaries of more than $100,000 or (B) not terminable by Transport or its Subsidiaries on sixty (60) days or less notice;

                  (k) any agreement with any employee, the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction of the nature contemplated by this Agreement involving Transport or its Subsidiaries;

                  (l) any agreement the benefits of which will be increased or accelerated by the occurrence of the transactions contemplated by this Agreement;

                  (m) any contract or agreement pertaining to the acquisition or disposition of assets outside the Ordinary Course of Business; and

                  (n) any other written arrangement or group of related written arrangements not entered into in the Ordinary Course of Business.

Except for the equipment leases, Transport has delivered or otherwise made available to USF a correct and complete copy of each written arrangement (including all amendments thereto) listed in Schedule 3.11 of the Transport Disclosure Schedule. With respect to each written arrangement so listed: (i) the written arrangement is legal, valid, binding and enforceable against Transport or its Subsidiaries which is a party thereto and in full force and effect in all material respects; (ii) assuming all consents required pursuant to Schedule 3.4 of the Transport Disclosure Schedule are obtained, the written arrangement will continue to be legal, valid, binding and enforceable and in full force and effect on identical terms immediately after the Closing Date in all material respects; (iii) neither Transport nor its Subsidiaries or, to the Knowledge of Transport, any other party is in material breach or default, and no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default or permit termination, modification, or acceleration under the written arrangement, except for any breaches, defaults, terminations, modifications or accelerations which have been cured or waived or which would not cause a Transport Material Adverse Effect; and (iv) to the Knowledge of Transport, no party (other than Transport or its Subsidiaries) has repudiated any provision of any such written arrangement. Neither Transport nor any of its Subsidiaries is a party to any verbal contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in the Transport Disclosure Schedule under the terms of this Section 3.11. No confidentiality agreement executed in connection with potential acquisitions of or by Transport or its Subsidiaries, other than USF, grants any party exclusivity with respect to such acquisition. Transport or its Subsidiaries has delivered or otherwise made available to USF correct and complete copies of the general forms of customer invoices currently used by Transport and its Subsidiaries.

            3.12. NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of Transport and its Subsidiaries reflected on the Most Recent Balance Sheet (i) are valid receivables subject to no material set-offs or counterclaims other than those effected in the Ordinary Course of Business; (ii) are current and substantially collectible in the Ordinary Course of Business using normal collection practices; (iii) will be collected substantially in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet; and (iv) are recorded in accordance with GAAP. Since the date of the Most Recent Balance Sheet, there has not been a material change in the aggregate amount of the accounts receivable of the business or the aging thereof.

            3.13. LITIGATION. Schedule 3.13 of the Transport Disclosure Schedule sets forth each instance in which any of Transport or its Subsidiaries is (i) subject to any material unsatisfied judgment, order, decree, stipulation, injunction or charge or (ii) is a party to or, to the Knowledge of Transport, is threatened to be made a party to, any material charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any Federal, state, local, or foreign jurisdiction or before any arbitrator. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth in Schedule 3.13 of the Transport Disclosure Schedule could reasonably be expected to result in any Transport Material Adverse Effect. Except for claims arising out of accidents involving the operation of Transport's tractors and trailers in the Ordinary Course of Business, to the Knowledge of Transport, no Basis exists on which any such charge, complaint, action, suit, proceeding, hearing or investigation may be brought or threatened against Transport or any of its Subsidiaries.

            3.14. EMPLOYEES; EMPLOYMENT MATTERS.

                  (a) To the Knowledge of Transport, no Key Employee or group of Key Employees has any plans to terminate their employment with Transport or any of its Subsidiaries as a result of the transactions contemplated hereby or otherwise. Neither Transport nor any of its Subsidiaries is a party to or bound by any collective bargaining agreements, and neither Transport nor any of its Subsidiaries has experienced any strikes, grievances, other collective bargaining disputes or claims of unfair labor practices. There is no organizational effort presently being made or, to the Knowledge of Transport, threatened by or on behalf of any labor union with respect to employees or owner-operators of Transport or any of its Subsidiaries. Within the three (3) year period preceding the date of this Agreement, neither Transport nor any of its Subsidiaries has experienced any strike, slow-down, work stoppage or lockout, by or with respect to any of its employees.

                  (b) Transport and its Subsidiaries have complied with all applicable laws, rules and regulations relating to labor or employment, including, but not limited to, any provisions thereof relating to equal employment opportunity, wages, hours, employee safety, immigration control, drug testing, termination pay, vacation pay, fringe benefits, collective bargaining, discrimination, retaliation and the payment and/or accrual of the same and all Taxes, insurance and all other costs and expenses applicable thereto, except in each case where non-compliance would not have a Transport Material Adverse Effect. Without limiting the generality of the foregoing, Transport and its Subsidiaries have not incurred a violation of Part 6 of Subtitle B of Title I of ERISA ("COBRA") or other applicable state insurance continuation law in any material respect. No material COBRA or other state insurance continuation law violation exists or will exist with respect to any employees of Transport or its Subsidiaries prior to and including the Closing Date. Transport and its Subsidiaries have not ever incurred, Liabilities, penalties or other charges under the Workers Adjustment Retraining and Notification Act ("WARN").

                  (c) Except as set forth on Schedule 3.14 of the Transport Disclosure Schedule, all persons employed by Transport and its Subsidiaries are employees at will or otherwise employed such that Transport and its Subsidiaries may lawfully terminate their employment at any time, with or without cause, without creating any cause of action against Transport or its Subsidiaries or otherwise giving rise to any material liability of Transport or its Subsidiaries for wrongful discharge, breach of contract or tort or any other similar cause at law or in equity.

            3.15. EMPLOYEE BENEFIT PLANS.

                  (a) All Plans are listed on Schedule 3.15 of the Transport Disclosure Schedule.

                  (b) Each Plan is in compliance in all material respects with its terms and with ERISA and other applicable laws (including, without limitation, compliance with the health care continuation requirements of COBRA and any proposed regulations promulgated thereunder), and with any applicable collective bargaining agreement and all other agreements and instruments applicable to any Plan. Schedule 3.15 of the Transport Disclosure Schedule sets forth each former employee of Transport and its ERISA Affiliates entitled to COBRA benefits and the remaining period of such benefits. Except as set forth on
Schedule 3.15 of the Transport Disclosure Schedule, Transport and each applicable ERISA Affiliate of Transport have received favorable determination letters as to the qualification under the Code of each pension plan, as defined in Section 3(2) of ERISA ("PENSION PLAN"), and there have been no amendments or other developments since the date of such determination letters which would cause the loss of such qualified status. No violation of ERISA has at any time occurred in connection with the administration of any of the Plans, and there are no actions, suits, or claims (other than routine, non-contested claims for benefits) pending or, to the Knowledge of Transport, threatened against the Plans, or any administrator or fiduciary thereof, which could result in any material liability to Transport or any ERISA Affiliate of Transport. Except as set forth on Schedule 3.15 of the Transport Disclosure Schedule, each Plan can be terminated within thirty days, without payment of any additional contribution or amount and, except as otherwise mandated by ERISA, without the vesting or acceleration of any benefits promised by such Plan.

                  (c) Transport and the ERISA Affiliates of Transport have heretofore made available to USF accurate copies of:

                        (i) with respect to each written Plan, the Plan
            documents (and any applicable trust agreement, investment management agreement, administrative service contract or insurance contract) and, with respect to each unwritten Plan, a description of the substantive terms thereof;

                        (ii) the most recent Internal Revenue Service
            determination letter relating to each of the Pension Plans and welfare plans, as defined in Section 3(1) of ERISA ("WELFARE PLANS"), referred to in Section 3.15(d) below;

                        (iii) the three (3) most recent Annual Reports (Form
            5500 Series) and accompanying schedules for each of the Plans as filed pursuant to applicable law;

                        (iv) the summary plan description (as currently in
            effect) and any summary of material modification for each of the Plans;

                        (v) the most recent summary annual report furnished for
            each of the Plans;

                        (vi) the most recent actuarial valuations, if
            applicable, and latest financial statements for each of the Plans;
            and

                        (vii) all documents (other than those set forth in
            Section 3.15(c)(iii) above) filed with the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation since January 1, 1994.

There is and has been no material violation of ERISA known to Transport or any ERISA Affiliate of Transport with respect to the filing of applicable reports, documents, and notices regarding such Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of such Plans and no material adverse change has occurred with respect to the matters covered by such reports, documents, and notices.

                  (d) No Welfare Plan is intended to be qualified under Section 501(c)(9) or Section 501(c)(17) of the Code. Each insurance contract through which benefits under a Plan are provided provides benefits only for employees and dependents covered under the Plan. Each Plan is maintained by Transport or any ERISA Affiliate of Transport under a plan document which does not provide for other participating employers except for Transport or any ERISA Affiliate of Transport; and, except as provided in Section 3.15, no Plan provides or has provided credit with respect to service other than with Transport or any ERISA Affiliate of Transport.

                  (e) Neither Transport nor any ERISA Affiliate of Transport nor any of their employees, shareholders, or directors have engaged in any transaction in connection with which Transport or any ERISA Affiliate of Transport would be subject either to a civil penalty assessed pursuant to
Section 502 of ERISA or a tax imposed by Section 4975 of the Code. The execution and performance of this Agreement will not involve any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

                  (f) None of the assets of any of the Plans is or has been invested in any property constituting employer real property or any employer security within the meaning of Section 407(d) of ERISA.

                  (g) Full payment as of the Closing Date has been fully made or adequately provided for on the books and consolidated financial statements of Transport and its ERISA Affiliates with respect to: (i) all amounts and premiums which Transport and any ERISA Affiliate of Transport are required, under the terms of all Plans, to have paid as contributions to such Plans as of the last day of the most recent fiscal year prior to the Closing Date and (ii) all pro rata amounts which Transport and any ERISA Affiliate of Transport are required to pay as contributions to each such Plan for the fiscal year that includes the Closing Date. Further, no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Plan, nor has there been any lien imposed under Section 412(n) of the Code. As of the date of the Most Recent Balance Sheet, neither Transport nor any ERISA Affiliate of Transport had any liability under any Plan that was not reflected in the Most Recent Balance Sheet in all material respects.

                  (h) Except as set forth on Schedule 3.15 of the Transport Disclosure Schedule, the execution and performance of this Agreement will not constitute a stated triggering event under any Plan or employment agreement that will (i) result in any payment (whether of severance pay or otherwise) becoming due to any employee of Transport or any ERISA Affiliate of Transport, (ii) accelerate the time of payment or vesting or increase the amount of compensation due under any Plan or employment agreement, (iii) cause any individual to accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Plan or employment agreement, or (iv) directly or indirectly cause Transport or any ERISA Affiliate of Transport to transfer or set aside any assets to fund or otherwise provide for benefits for any individual.

                  (i) Except as set forth on Schedule 3.15 of the Transport Disclosure Schedule, neither Transport nor any ERISA Affiliate of Transport provides, nor do they have any commitment to provide, coverage under any Welfare Plan (including, but not limited to, life insurance, disability, medical, dental, prescription drugs, or accidental death or dismemberment) to any of their retirees, other than any continuation or conversion coverage which any such retiree may have purchased at his own expense. Neither Transport nor any ERISA Affiliate of Transport has any liability for post-retirement benefits other than pensions which are required to be disclosed in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board.

                  (j) With respect to every group health plan (as defined in Section 607 of ERISA) maintained by or contributed to by Transport or any ERISA Affiliate of Transport, neither Transport or any ERISA Affiliate of Transport nor any of the executive officers of Transport nor, to the Knowledge of Transport, any of the other officers, directors, employees or agents has engaged in any action or failed to act in such a manner that, as a result of such act:
(x) the ability of Transport or any ERISA Affiliate of Transport to deduct contributions to such a plan would be materially impaired, or (y) the ability of any employee of Transport or any ERISA Affiliate of Transport to exclude from income for federal income tax purposes employer-provided benefits under such a plan would be materially impaired. Neither Transport or any ERISA Affiliate of Transport nor, to the Knowledge of Zeus, any of its or their officers, directors, employees or agents has engaged in any action or failed to act in any manner that would subject Transport or any ERISA Affiliate of Transport to material liability under the Medicare Secondary Payor Provisions of Section 1862(b) of the Social Security Act and Section 5000 of the Code.

                  (k) There have been no statements, either written or oral, or communications made or materials provided to any employee or former employee of Transport or any ERISA Affiliate of Transport by any person that provide for or could be construed as a contract or promise by Transport or any ERISA Affiliate to provide for any pension, welfare, or other insurance-type benefits to any such employee or former employee, whether before or after retirement, other than benefits under the Plans.

                  (l) Neither Transport nor any ERISA Affiliate of Transport contributes, or at any time in the past has contributed to a multiemployer plan, as defined in Section 3(37) of ERISA, or a defined benefit plan, as defined in
Section 3(35) of ERISA.

                  (m) No services are provided to Transport or any ERISA Affiliate of Transport by any "leased employee," as that term is defined under
Section 414(n) of the Code.

                  (n) Neither Transport nor any ERISA Affiliate of Transport provides any benefits to its or their employees through a "multiple employer welfare arrangement," as defined in Section 3(40)(A) of ERISA.

            3.16. UNLAWFUL PAYMENTS. No payments of either cash or other consideration have been made to any Person by Transport or any of its Subsidiaries or on behalf of Transport or any of its Subsidiaries by any agent, employee, officer, director, stockholder or other Person, that were unlawful under the laws of the United States or any state or any other foreign or municipal government authority having appropriate jurisdiction over Transport and its Subsidiaries.

            3.17. COMPLIANCE WITH LAWS. Transport and its Subsidiaries are in compliance with and have not in the past violated, in each case in any material respects, any applicable law, rule or regulation of any Federal, state, local or foreign government or agency thereof (including, but not limited to, Environmental, Health and Safety Laws, common law, Federal and state regulations respecting driver records and compliance practices and safe and legal operation of a for-hire public carrier) and no written notice, claim, charge, complaint, action, suit, proceeding, investigation or hearing has been received by Transport and its Subsidiaries or filed, commenced or, to the Knowledge of Transport, threatened against Transport and its Subsidiaries alleging any such violation. Transport and its Subsidiaries have conducted and are conducting the business in compliance with the material requirements, standards, criteria and conditions set forth in applicable laws, statutes, ordinances, permits, licenses, orders, approvals, authorizations, variances, rules, regulations, judicial decrees, common law and civil law, of all jurisdictions having authority over the business and the assets, and none of them is in violation of any of the foregoing except where such non-compliance or violation would not result in a Transport Material Adverse Effect, Transport has what Transport believes are adequate safety management controls in place. Transport's safety rating, pursuant to the rules and regulations of the U.S. Department of Transportation, is satisfactory.

            3.18. INSURANCE.

                  (a) Schedule 3.18 of the Transport Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, Liability, workers' compensation coverage and material bond and surety arrangements) to which Transport and its Subsidiaries are or within the past five (5) years have been a party or a named insured: (i) the name, address, and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder; (iii) the policy number and the period of coverage; (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and (v) a description of any retroactive premium adjustments or other loss-sharing arrangements for any period including those relating to policies and claims existing more than two (2) years prior to the date hereof. With respect to Transport Subsidiaries, North Star Transport, Inc. and Robert Hansen Trucking, Inc., Schedule 3.18 of the Transport Disclosure Schedule lists the insurance coverage of such Subsidiaries at the time such Subsidiaries were acquired by Transport and not for prior periods.

                  (b) With respect to each such insurance policy currently in effect for Transport: (i) the policy is legal, valid, binding, enforceable and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby; (iii) neither Transport nor any of its Subsidiaries or any other party to the policy, is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, or both, would constitute such a breach or default, or permit termination, material modification or acceleration, under the policy; and
(iv) no party to the policy has repudiated any provision thereof. The insurance currently maintained by Transport and its Subsidiaries is customary and reasonable in scope and amount for the business in which they are currently engaged.

                  (c) Except as set forth on Schedule 3.18 of the Transport Disclosure Schedule, there are no pending claims against such insurance policies involving an amount in excess of $100,000. Transport has not received any notice from its insurance carrier disclaiming coverage as to any material claims pending against its insurance policies which would otherwise be within the scope of such policies. Schedule 3.13 of the Transport Disclosure Schedule identifies all claims paid or settled within the past three years or currently pending against Transport's insurance policies, involving an amount in excess of $100,000.

            3.19. ENVIRONMENT, HEALTH AND SAFETY.

                  (a) Transport and its Subsidiaries are, and at all times have been, in compliance in all material respects with and have no undischarged material obligation under, any decree, order or arbitration award or law, statute, or regulation or agreement with, or any license or permit from, any Governmental Entity to which the Owned Real Estate and Leased Premises, including, without limitation, all personalty, fixtures and trade fixtures located in, on, under or about the Owned Real Estate and Leased Premises (the "PROPERTIES") are subject or to which Transport or its Subsidiaries are subject, including, without limitation, the Environmental, Health and Safety Laws, including, without limitation, those relating to: (i) treatment, storage, disposal, generation or transportation of any Hazardous Material; (ii) spills, discharges, leaks, emissions, escapes, dumping or other releases or threatened releases of any Hazardous Material into the environment, whether or not notification or reporting to any federal, state or local agency was or is required; (iii) air, water or noise pollution; (iv) surface or groundwater contamination; (v) the protection of natural resources; (vi) wildlife, marine sanctuaries and wetlands; (vii) storage tanks, vessels and related equipment;
(viii) abandoned or discarded barrels, containers and other receptacles; (ix) health and safety of employees and other persons; (x) reporting and notification regarding any Hazardous Material; and (xi) otherwise relating to the manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of any Hazardous Material.

                  (b) Any written notice, complaint, citation, communication or summons which Transport or its Subsidiaries have received in the last three (3) years from any Governmental Entity in connection with any alleged violation of any Environmental, Health and Safety Law are set forth in Schedule 3.19 of the Transport Disclosure Schedule. Transport and its Subsidiaries have not received any other written notice of any alleged violation of any Environmental, Health and Safety Law which has not been corrected and, to the Knowledge of Transport, no Basis for any such notice exists.

                  (c) There has been no storage, treatment, generation, discharge, transportation or disposal of any Hazardous Material by Transport or its Subsidiaries (or any predecessors in interest) at, to or from the Properties, or at any property previously owned or leased by Transport or its Subsidiaries or, to the Knowledge of Transport, by any other person or entity for which Transport or its Subsidiaries are or may be held responsible (the "PRIOR OWNED OR LEASED REAL ESTATE") or any other real estate, including, but not limited to, any off-site disposal site, in violation of, or giving rise to any undischarged obligation under the Environmental, Health and Safety Laws which could reasonably be expected to have a Transport Material Adverse Effect.

                  (d) Except as set forth on Schedule 3.19 of the Transport Disclosure Schedule, there has been no material spill, discharge, leak, emission, injection, escape, dumping, or release by or attributable to Transport or its Subsidiaries (or, to the Knowledge of Transport, by others) of any kind onto the Properties, the Prior Owned or Leased Real Estate, or any other real estate, including, but not limited to, any off-site disposal site, or into the environment surrounding the Properties, the Prior Owned or Leased Real Estate, or any other real estate of any Hazardous Material.

                  (e) Schedule 3.19 of the Transport Disclosure Schedule sets forth a complete list of all above-ground and underground storage tanks, vessels and related equipment and containers that are or have been present in, under or about the Properties (or which have been removed therefrom prior to the date hereof) and sets forth their present or former location and present and past contents. Schedule 3.19 of the Transport Disclosure Schedule also sets forth all above-ground and underground tanks present in, under or about the Prior Owned or Leased or Leased Real Estate for which Transport has a continuing obligation under Environmental, Health and Safety Laws. In the period during which Transport or its Subsidiaries occupied any of the Prior Owned or Leased Real Estate, any fueling or treatment and handling of above-ground or underground tanks was conducted by Transport and its Subsidiaries in accordance with applicable law in all material respects and, to the Knowledge of Transport, there is no Basis with regard to the use or occupancy by Transport or its Subsidiaries of the Prior Owned or Leased Real Estate which could reasonably be expected to result in a Transport Material Adverse Effect under Environmental, Health and Safety Laws. Any such storage tanks, vessels or associated piping and equipment previously removed by Transport or its Subsidiaries (or a predecessor of any Subsidiary) from the Properties and the Prior Owned or Leased Real Estate have been so removed in compliance with all applicable Environmental, Health and Safety Laws.

                  (f) Transport and its Subsidiaries have all material licenses, permits, registrations and governmental approvals and consents required under Environmental, Health and Safety Laws for its activities and operations at the Properties and for any past or ongoing alterations or improvements, including, where applicable, governmental "closure letters" for any release or spill incident, except as set forth on Schedule 3.19(e) of the Transport Disclosure Schedule.

                  (g) Transport has provided and disclosed to USF all written reports, information, notices and communications in Transport's possession or of which Transport has Knowledge pertaining to the environmental condition of the Properties and the Prior Owned or Leased Real Estate. There are no material expenditures or other actions required of Transport to bring the Properties and the Prior Owned or Leased Real Estate in compliance with the Environmental, Health and Safety Laws.

            3.20. BANK ACCOUNTS. Set forth on Schedule 3.20 of the Transport Disclosure Schedule is a list of all of the bank accounts, safe deposit boxes and lock boxes used in connection with the business (designating each authorized signatory).

            3.21. POTENTIAL CONFLICTS OF INTEREST. Except as set forth on
Schedule 3.21 of the Transport Disclosure Schedule, no officer or director or member of the immediate family of such officer of director of Transport or any of its Subsidiaries and to the Knowledge of Transport, no shareholder owning greater than a five percent (5%) interest in Transport, no Affiliate or member of the immediate family of any such shareholder: (i) possesses, directly or indirectly, any interest in or is an officer, director, employee or consultant of any Person which is a material lessor, lessee, customer or supplier of the business of Transport (excepting not more than one percent (1%) stock holdings solely for investment purposes in securities of publicly traded companies); (ii) owns, directly or indirectly, in whole or in part, any Transport Intellectual Property Rights which Transport and its Subsidiaries are using or the use of which is necessary for the business; (iii) has any material cause of action or other claim whatsoever against the business of Transport, except for claims in the Ordinary Course of Business for accrued vacation pay, accrued benefits under Plans and similar matters and agreements existing on the date hereof; (iv) has made, on behalf of Transport and its Subsidiaries, any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any Person of which any officer or director of Transport or any of its Subsidiaries is a partner or stockholder (excepting not more than one percent (1%) stock holdings solely for investment purposes in securities of publicly traded companies); (v) as of the date hereof owes any money to Transport or any of its Subsidiaries; or (vi) as of the date hereof is owed any money by Transport or any of its Subsidiaries.

            3.22. POOLING OF INTERESTS. Transport is not aware of any facts or circumstances in respect of it or its accounting procedures, or transactions in its capital stock, which would have the effect of precluding accounting for the transactions contemplated hereby as a "pooling of interests."

            3.23. NO SPECIAL SHAREHOLDER RIGHTS. Except for the Put Option and except as set forth on Schedule 3.23 of the Transport Disclosure Schedule, Transport has no agreement with any individual or entity that grants such Person any rights as a shareholder of Transport Common Stock that are in addition to such holder's rights under Transport's Articles of Incorporation or Bylaws (including, without limitation, registration rights, preemptive rights, put rights, rights of co-sale or rights to Board representation).

            3.24. REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by Transport for inclusion in the registration statement on Form S-4 pursuant to which shares of USF Common Stock issuable in the Merger will be registered with the SEC (the "REGISTRATION STATEMENT") shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, not misleading. The information supplied by Transport for inclusion in the proxy statement (the "PROXY STATEMENT") to be sent to the shareholders of Transport in connection with the meeting of its shareholders to consider this Agreement and the Merger (the "TRANSPORT SHAREHOLDERS MEETING") shall not, on the date the Proxy Statement is first mailed to shareholders of Transport, at the time of the Transport Shareholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Transport Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Transport or any of its Affiliates, officers or directors should be discovered by Transport which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Transport shall promptly inform USF.

            3.25. COMPLIANCE WITH MBCA. The Board of Directors of Transport has taken all necessary action so that the execution, delivery and performance of this Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement are approved for all purposes under Chapter 302A of the MBCA, including without limitation the restrictions contained in Sections 671 and 673 of the MBCA applicable to a "business combination" (as defined in Section 673).

            3.26. YEAR 2000 COMPLIANCE. Transport and its Subsidiaries have conducted a reasonable review of all operating codes, programs, utilities and other software as well as all hardware and systems utilized by Transport and its Subsidiaries (collectively, "SYSTEMS") to determine whether such Systems are designed to record, store, process, and present calendar dates falling on or after January 1, 2000 in the same manner, and with the same functionality, as provided on or before December 31, 1999, and are designed to not lose functionality or degrade in performance as a consequence of such software operating at a date later than December 31, 1999 (such design and performance being referred to as "Y-2000 COMPLIANT"). To the extent such review identified Systems that are not Y-2000 Compliant, Transport and its Subsidiaries have replaced such Systems with systems of similar functionality that contains either
(a) a vendor warranty that such Systems are Y-2000 Compliant or (b) a vendor undertaking to replace, prior to December 31, 1999, all Systems that are not Y-2000 Compliant with those that are. Transport has not experienced a Transport Material Adverse Effect as a result of the "Y2K bug."

            3.27. TRANSPORT RIGHTS AGREEMENT. Transport has adopted an amendment to the Transport Rights Agreement with the effect that neither USF nor Sub shall be deemed to be an Acquiring Person (as defined in the Transport Rights Agreement), the Distribution Date (as defined in the Transport Rights Agreement) shall not be deemed to occur and the Rights will not separate from the Transport Common Stock, in each case as a result of Transport entering into this Agreement or consummating the Merger in accordance with the terms of this Agreement. The Transport Board of Directors has resolved to, and Transport will promptly after the execution of this Agreement, take all action necessary to render the Rights pursuant to the terms of the Transport Rights Agreement inapplicable to the Merger and this Agreement and for the Rights to expire or be redeemed immediately prior to the Effective Time.

            3.28. NO EXISTING DISCUSSIONS. As of the date hereof, Transport is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to a Competing Offer (as defined in Section 5.6).

            3.29. OPINION OF FINANCIAL ADVISOR. The financial advisor of Transport, Deutsche Bank Securities, Inc. ("DEUTSCHE BANC ALEX. BROWN"), has delivered to the board of directors of Transport an opinion dated the date of this Agreement to the effect that, as of such date, the Exchange Numbers are fair, from a financial point of view, to the holders of Transport Common Stock.

            3.30. DISCLOSURE. None of the representations and warranties of Transport and its Subsidiaries contained herein, or any other statements by Transport and its Subsidiaries in this Agreement or the Transport Disclosure Schedule, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                     ARTICLE
                                       4
                  REPRESENTATIONS AND WARRANTIES OF USF AND SUB

            USF and Sub, jointly and severally, represent and warrant to Transport that the statements contained in this Article 4 are true and correct.

            4.1. ORGANIZATION. Each of USF and Sub and USF's other operating Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a USF Material Adverse Effect. Except as set forth in the USF SEC Reports (as defined in Section 4.5), neither USF nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by USF or any of its Subsidiaries and comprising less than one percent (1%) of the outstanding stock of such company.

            4.2. USF CAPITAL STRUCTURE.

                  (a) The authorized capital stock of USF consists of 80,000,000 shares of USF Common Stock $0.01 par value per share ("USF COMMON STOCK") and 20,000,000 shares of Cumulative Preferred Stock, $0.01 par value per share ("USF PREFERRED STOCK"). As of January 5 2000, (i) 26,498,976 shares of USF Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with all applicable Federal and state securities laws, (ii) 4,710,000 shares of USF Common Stock were reserved for issuance of stock options under USF's stock option plans of which there are options outstanding entitling the optionees thereunder upon valid exercise to acquire in the aggregate 4,154,650 shares of USF Common Stock (the "USF STOCK OPTION PLANS"), (iii) 56,840 shares of USF Common Stock were held in the treasury of USF or by Subsidiaries of USF; (iv) 900,000 shares of USF Common Stock were reserved for issuance under the USF Stock Purchase Plan effective as of January 28, 1993 (the "USF STOCK PURCHASE PLAN"); and (v) 350,000 shares of USF Preferred Stock were designated and reserved for issuance under the Rights Agreement, dated February 4, 1994, between USF and Harris Trust and Savings Bank as Rights Agents (the "USF RIGHTS AGREEMENT"). As of the date of this Agreement, no shares of USF Preferred Stock are issued and outstanding. All shares of USF Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, and all shares of USF Common Stock to be issued in connection with the Merger, when issued and delivered in accordance with the terms hereunder, shall be duly authorized, validly issued, fully paid and nonassessable and shall have the rights attached to them in accordance with the USF Rights Agreement. There are no obligations, contingent or otherwise, of USF or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of USF Common Stock or the capital stock of any Subsidiary of USF. All of the outstanding shares of capital stock of each of USF's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by USF or a Subsidiary of USF free and clear of all Security Interests, agreements, limitations in USF's voting rights, charges or other restrictions of any nature.

                  (b) Except as set forth in this Section 4.2 or as reserved for future grants of options under the USF Stock Option Plans or future sales under the USF Stock Purchase Plan, there are no equity securities of any class of USF or any of its respective Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section 4.2, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which USF or any of its respective Subsidiaries is a party or by which any of them are bound obligating USF or any of its respective Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of USF or any of its respective Subsidiaries or obligating USF or any of its respective Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the knowledge of

USF, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of USF.

            4.3. AUTHORITY AND STATUS. The execution, delivery and performance by USF of this Agreement and each and every other agreement, document and instrument provided for herein have been duly authorized and approved by the Board of Directors of USF. USF has the corporate power and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without any other corporate or stockholder approval. Assuming this Agreement and each and every agreement, document or instrument to be executed, delivered and performed by USF and Sub in connection herewith are valid and legally binding obligations of Transport, this Agreement and each and every agreement, document and instrument to be executed, delivered and performed by USF and Sub in connection herewith constitute or will, when executed and delivered, constitute the valid and legally binding obligation of USF and Sub enforceable against such entity in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

            4.4. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement by USF does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of USF; (ii) result in any violation or breach of, require any consent or approval under, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which USF or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound; or (iii) subject to the consents, approvals, orders, authorizations, filings and registrations specified in Section 4.4(b), conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to USF or any of its Subsidiaries or any of their properties or assets.

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to USF or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the HSR Act; (ii) the filing and declaration of effectiveness of the Registration Statement (as defined in Section 3.24) with the SEC in accordance with the Securities Act; (iii) the filing of the Articles of Merger with the Secretary of State of Minnesota in accordance with the MBCA; (iv) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act; and (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable Federal and state securities laws.

           4.5. SEC FILINGS; FINANCIAL STATEMENTS.

                  (a) USF has filed all forms, reports and documents required to be filed by USF with the SEC since January 1, 1997, (collectively, the "USF SEC REPORTS"). The USF SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the USF SEC

Reports or necessary in order to make the statements in the USF SEC Reports, in the light of the circumstances under which they were made, not misleading. None of USF's Subsidiaries is required to file any forms, reports or other documents with the SEC. Since January 1, 1997, USF has made all filings with the SEC in a timely manner as required by law and no event has occurred that requires an additional filing or any amendment to a prior filing.

                  (b) USF has provided or made available to Transport with the following financial statements (collectively the "USF FINANCIAL STATEMENTS"):
(i) audited consolidated balance sheet and related consolidated statement of income, consolidated retained earnings and consolidated statement of cash flows of USF and its Subsidiaries as of and for each of the fiscal years ended December 31, 1996 and December 31, 1997 and December 31, 1998; and (ii) unaudited balance sheet at September 30, 1999 and related statement of income of USF as of and for the nine months ended September 30, 1999. The USF Financial Statements including any financial statements contained in the USF SEC Reports filed after the date of this Agreement until the Closing, complied or will comply to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, are or will be correct and complete, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments which were not or are not material in amount) the consolidated financial condition and results of operations of USF and its Subsidiaries as of the times and for the periods referred to therein.

            4.6. REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by USF (including information concerning Sub) for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, not misleading. The information supplied by USF (including information concerning Sub) for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the shareholders of Transport, at the time of the Transport Shareholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Transport Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to USF or any of its Affiliates, officers or directors should be discovered by USF which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, USF shall promptly inform Transport.

            4.7. TAX REPRESENTATIONS.

                  (a) USF has a valid business purpose for undertaking the Merger.

                  (b) The fair market value of the USF Common Stock and other consideration received by each Transport shareholder will be approximately equal to the fair market value of the Transport Common Stock surrendered in the Merger.

                  (c) Following the Merger, Transport will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Sub's net assets and at least 70 percent of the fair market value of Sub's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Transport or Sub to dissenters, amounts paid by Transport or Sub to shareholders who receive cash or other property, amounts used by Transport or Sub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Transport will be included as assets of Transport or Sub, respectively, immediately prior to the Merger.

                  (d) Prior to the Merger, USF will be in control of Sub within the meaning of Section 368(c) of the Internal Revenue Code.

                  (e) USF has no plan or intention to reacquire any of its stock issued in the Merger.

                  (f) USF has no plan or intention to liquidate Transport; to merge Transport with or into another corporation (other than Sub); to sell or otherwise dispose of the stock of Transport except for transfers of stock to corporations controlled by USF; or to cause Transport to sell or otherwise dispose of any of the assets of Transport or any of the assets acquired form Sub, except for dispositions made in the ordinary course of business or in transfers described in Section 368(a)(2)(C) of the Code.

                  (g) The liabilities of Sub assumed by Transport and the liabilities to which the transferred assets of Sub are subject were incurred by Sub in the ordinary course of its business.

                  (h) Following the Merger, USF will continue the historic business of Transport or use a significant portion of Transport's historic business assets in a business, within the meaning of Section 1.368-1(d) of the Income Tax Regulations.

                  (i) USF will pay its respective expenses, if any, incurred in connection with the Merger.

                  (j) In the Merger, shares of Transport Common Stock representing control of Transport, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of USF. For purposes of this representation, shares of Transport Common Stock exchanged for cash or other property originating with USF will be treated as outstanding Transport Common Stock on the date of the Merger.

                  (k) There is no intercorporate indebtedness existing between Transport and USF or Sub.

                  (l) Neither USF nor Sub is an "investment company" as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                  (m) Neither USF nor Sub owns, nor have they owned during the past five years, any shares of Transport Common Stock.

            4.8. COMPLETE DISCLOSURE. No statement contained herein or in any certificate, schedule, list, exhibit or other instrument furnished or required to be furnished to Transport pursuant to the provisions hereof contains, or will at the time it is furnished contain, any untrue statement of any material fact or omits or omit to state any fact necessary to make the statements herein or therein not false or misleading.

            4.9. UNDISCLOSED LIABILITIES. Neither USF nor any of its Subsidiaries has any Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against USF or any of its Subsidiaries giving rise to any Liability), except for (i) Liabilities set forth or reserved against on the face of the September 30, 1999 balance sheet; (ii) Liabilities, which have arisen after the date of the September 30, 1999 balance sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, environmental liability, product liability, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand); and (iii) Liabilities which do not have a USF Material Adverse Effect.

            4.10. LITIGATION. USF is not subject to any charges, complaints, actions, suits, proceedings, hearings, and investigations which could reasonably be expected to result in any USF Material Adverse Effect. To the knowledge of USF, no Basis exists on which any such charge, complaint, action, suit, proceeding, hearing or investigation may be brought or threatened against USF or any of its Subsidiaries.

            4.11. COMPLIANCE WITH LAWS. USF and its Subsidiaries are in compliance with and have not in the past violated, in each case in any material respects, any applicable law, rule or regulation of any Federal, state, local or foreign government or agency thereof (including, but not limited to, Environmental, Health and Safety Laws, common law, Federal and state regulations respecting driver records and compliance practices, and safe and legal operation of a for-hire public carrier) and no written notice, claim, charge, complaint, action, suit, proceeding, investigation or hearing has been received by USF and its Subsidiaries or filed, commenced or, to the knowledge of USF, threatened against USF and its Subsidiaries alleging any such violation. USF and its Subsidiaries have conducted and are conducting the business in compliance with the material requirements, standards, criteria and conditions set forth in applicable laws, statutes, ordinances, permits, licenses, orders, approvals, authorizations, variances, rules, regulations, judicial decrees, common law and civil law, of all jurisdictions having authority over the business and the assets, and none of them is in violation of any of the foregoing except where such non-compliance or violation would not result in a USF Material Adverse Effect.

            4.12. POOLING OF INTERESTS. USF is not aware of any facts or circumstances in respect of it or its accounting procedures, or transactions in its capital stock, which would have the effect of precluding accounting for the transactions contemplated hereby as a "pooling of interests."

                                     ARTICLE
                                       5
                           COVENANTS PRIOR TO CLOSING

            5.1. CONDUCT OF OPERATIONS. During the period from the Agreement Date to the earlier of the termination of this Agreement or the Effective Time, except to the extent USF shall otherwise consent in writing, the business shall be operated solely in the Ordinary Course of Business and in compliance with the terms of this Agreement and, in addition, Transport shall comply with the other covenants described in this Article 5. Without limiting the generality of the foregoing, at all times prior to the Closing, Transport shall unless the failure to do so would not have a Transport Material Adverse Effect:

                  (a) carry on the business only in the Ordinary Course of Business and not introduce any material new method of management, operation or accounting;

                  (b) maintain the properties, facilities and assets of the business, including those held under leases, in good working order and condition, ordinary wear and tear excepted;

                  (c) perform all of its obligations under agreements relating to or affecting the business;

                  (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

                  (e) maintain and preserve its business organization intact, use reasonable best efforts to retain its present Key Employees, owner-operators and contractors and maintain its relationships with suppliers, customers and others having business relations with the business in all material respects;

                  (f) maintain compliance with all permits, and laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities in all material respects;

                  (g) keep in full force and effect their corporate existence and all permits, franchises and other rights material to the business;

                  (h) maintain the books, accounts and records of the business in accordance with past custom and practice as used in connection with the preparation of the Most Recent Balance Sheet;

                  (i) maintain in full force and effect the existence of all of the Transport Intellectual Property Rights;

                  (j) continue to collect the accounts receivable and pay its accounts payable in a commercially reasonable manner and in accordance with present practice;

                  (k) take such actions as USF reasonably requests and otherwise use its best efforts to cause fulfillment of all the conditions to which USF's obligations are subject (including, without limitation, using its best efforts to obtain all third party consents necessary to consummate the transactions contemplated hereby and for USF to conduct the business following the Closing in substantially the same manner conducted as of the Agreement Date); and

                  (l) promptly notify USF in writing if Transport is advised or becomes aware that any material customer or supplier of the business intends to cease doing business with Transport or any of its Subsidiaries.

            5.2. PROHIBITED ACTIVITIES Prior to the Closing or the termination of this Agreement, whichever is earlier, neither Transport nor its Subsidiaries shall, without the prior written consent of USF, take any action or engage in any action, engage in any practice, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Transport shall not:

                  (a) make any change in the articles of incorporation or by-laws of Transport or any of its Subsidiaries except as contemplated by this Agreement;

                  (b) issue any securities, options, warrants, calls, conversion rights or other commitments relating to its securities of any kind other than the grant of options to employees in the Ordinary Course of Business, the issuance of shares pursuant to the exercise of options outstanding under the Transport Stock Option Plans or the issuance of shares under the Transport Stock Purchase Plan or Transport Rewards Plan;

                  (c) declare, set aside, or pay any dividend, distribution or other payment of cash or assets upon or with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock;

                  (d) enter into any transaction, arrangement or contract with any officer, director, stockholder, employee, agent or other insider or Affiliate of Transport or its Subsidiaries (other than wages, salaries, employee benefits or other payments in the Ordinary Course of Business and other than agreements and commitments that will not be binding upon and will not create any continuing expectations of similar benefits from USF or the business);

                  (e) distribute or transfer any cash, property or other assets to any officer, director, stockholder, employee, agent or other insider or Affiliate of Transport or its Subsidiaries (other than the payment of wages, salaries, employee benefits and other payments in the Ordinary Course of Business or pursuant to agreements existing on the date hereof);

                  (f) enter into any Contract or commitment, or make any capital expenditure for which it is not contractually bound as of the date hereof, outside the Ordinary Course of Business and which involves an amount in excess of $1,000,000.

                  (g) enter into any employment agreement or collective bargaining agreement, or increase the compensation payable or to become payable to any officer, director, Key Employee or agent, or make any bonus or management fee payment to any such person except ordinary and customary salary increases to employees in the Ordinary Course of Business or pursuant to agreements existing on the date hereof;

                  (h) create, assume or permit to exist any Indebtedness for borrowed money or Security Interest whether now owned or hereafter acquired, except (i) with respect to purchase money liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of $100,000 necessary for the conduct of the business and (ii) liens for Taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which contested Taxes adequate reserves have been established and are being maintained), or materialmen's, mechanics', workmen's, suppliers', builders', repairmen's, employees' or other like liens arising in the Ordinary Course of Business; and (iii) Indebtedness existing as of the date hereof;

                  (i) sell, assign, lease or otherwise transfer or dispose of any of the assets in excess of $50,000, except in the Ordinary Course of Business;

                  (j) acquire or negotiate for the acquisition of any business or the start-up of any new business;

                  (k) merge or consolidate or agree to merge or consolidate with or into any other entity;

                  (l) cancel, adjust, release or waive any Indebtedness or rights or claims (or series of related rights or claims), or incur any Liability outside of the Ordinary Course of Business, provided that Transport and its Subsidiaries may negotiate and adjust bills in the course of good faith dispute with customers in the Ordinary Course of Business;

                  (m) accelerate, terminate, modify, cancel or commit any material breach of or amend or terminate any material Contract, Permit or other right;

                  (n) materially change the manner in which the business has been conducted, including, without limitation, collection of accounts receivable, purchases of other Inventory or payment of accounts payable;

                  (o) materially change the accounting principles, methods or practices or change the depreciation or amortization policies or rates;

                  (p) change the relationships with any customer or supplier which might reasonably be expected to materially adversely affect any of the assets, the business or the prospects of USF with respect to any of the foregoing;

                  (q) enter into, amend or modify in any respect (beyond any amendments and modifications reflected in true and complete copies of such Plans delivered to USF) any Plan except as expressly required by this Agreement.

                  (r) take or permit any action that would require disclosure pursuant to Section 5.5 below; or

                  (s) enter into any other transaction outside the Ordinary Course of its business or take or permit any action which could reasonably be expected to have a Transport Material Adverse Effect.

            5.3. COVENANTS OF USF. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, USF agrees as to itself and its Subsidiaries (except to the extent that Transport shall otherwise consent in writing), that USF shall (and shall cause its Subsidiaries to) conduct their business in all material respects in the ordinary course consistent with past practice and use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of the present executive officers of USF. USF shall promptly notify Transport of any event or occurrence which, in the reasonable judgement of USF, is not in the ordinary course of business of USF. Except as expressly contemplated by this Agreement, USF shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of Transport, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of USF and its Subsidiaries, taken as a whole, or (ii) sell all or substantially all of the assets of USF or any of its Subsidiaries which are material, individually or in the aggregate, to the business of USF and its Subsidiaries, taken as a whole, where, in any case contemplated by the foregoing clauses (i) and (ii), such action prior to consummation would require the approval of USF's stockholders or would result in a change in control of USF. For purposes of this Section 5.3, "change in control" shall mean a change in control which would be required to be reported in response to Item 6(e) on Schedule 14A of Regulation 14A promulgated under the Exchange Act.

            5.4. ACCESS TO RECORDS AND PREMISES. From and after the date hereof, Transport shall give to USF and its counsel, accountants and other representatives, full access during normal business hours and upon reasonable notice to all plants, offices, customers, suppliers, personnel or properties and other books and records, of the business, so that USF may, at its expense, investigate and inspect them, and Transport will furnish to USF copies of all documents and information concerning the business as USF may reasonably request. All information obtained shall be held subject to the Confidentiality Agreement referred to in Section 5.6(a).

            5.5. NOTICE OF CHANGES. Between the Agreement Date and the Closing Date, Transport agrees to notify USF in writing promptly of any occurrence or state of facts which will result in any of the warranties and representations contained in Article 3 hereof not being true and correct if restated as of the Effective Time.

            5.6. NO SOLICITATION.

                  (a) Transport shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, through any officer, director, employee, representative, agent or affiliate, (i) solicit, initiate, or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving Transport, other than the transactions contemplated or permitted by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "COMPETING OFFER"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Competing Offer, or (iii) agree to, approve or recommend any Competing Offer. Neither the board of directors of Transport, nor any committee thereof, shall
(a) withdraw or modify, or propose to withdraw or modify, in any manner adverse to USF, the approval or recommendation of the board of directors of Transport of the Merger or this Agreement, or (b) approve or recommend, or propose to approve or recommend, any Competing Offer or any other acquisition of outstanding shares of Transport, other than pursuant to the Merger or this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent Transport or its board of directors from (A) furnishing non-public information to, or entering into discussions or negotiations with, any Person, or taking any other action deemed necessary, in connection with an unsolicited bona fide written Competing Offer by such Person (including a new and unsolicited Competing Offer received by Transport after the execution of this Agreement from a Person whose initial contact with Transport may have been solicited by such party prior to the execution of this Agreement) or recommending such an unsolicited bona fide written Competing Offer to its stockholders, if and only to the extent that (1) (x) Transport's board of directors determines in good faith (after consultation with its financial advisor) that such Competing Offer would, if consummated, result in a transaction more favorable to Transport's stockholders than the transaction contemplated by this Agreement and that the Person making such Preferred Proposal (as defined herein) has the financial means, or the ability to obtain the necessary financing, to conclude such transaction, and (y) the board of directors of Transport determines in good faith (after consultation with its outside legal counsel) that such action is necessary to comply with the fiduciary duties of the Board of Directors to its stockholders under applicable law (any such more favorable Competing Offer being referred to in this Agreement as a "PREFERRED PROPOSAL"); and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person, the board of directors of Transport receives from such Person an executed confidentiality agreement with confidentiality provisions not materially less favorable to such Person than those contained in the Confidentiality Agreement dated as of August 26, 1999 between USF and Transport (the "CONFIDENTIALITY AGREEMENT") or (B) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Offer. Transport shall take no action with respect to the Competing Offer until 36 hours after notice is received by USF as required under Section 5.6(b) below.

                  (b) Transport shall notify USF no later than 24 hours after receipt by Transport (or its advisors) of any Competing Offer or any request for nonpublic information in connection with a Competing Offer or for access to the properties, books or records of such party by any Person that informs such party that it is considering making, or has made, a Competing Offer. Such notice to USF shall be made orally and confirmed in writing and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact.

            5.7. PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT.

                  (a) As promptly as practicable after the execution of this Agreement, Transport and USF shall prepare and file with the SEC the Proxy Statement, and USF shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included. USF and Transport shall use their best efforts to cause the Registration Statement to become effective as soon after such filing as practicable, and the parties shall promptly furnish a copy of the Proxy Statement/prospectus included in the Registration Statement to the shareholders of Transport, after the Registration Statement has become effective with the SEC.

                  (b) USF and Transport shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder.

            5.8. CONSENTS. Transport shall obtain all necessary consents, waivers and approvals under its material agreements, contracts, licenses or leases as may be necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement.

            5.9. SHAREHOLDERS MEETING. Transport shall call the Transport Shareholders Meeting as promptly as practicable for the purpose of voting upon this Agreement and the Merger. Subject to Sections 5.6 and 5.7, Transport will, through its Board of Directors, recommend to its shareholders approval of such matters and will coordinate and cooperate with respect to the timing of such meeting and shall use its best efforts to hold such meeting as soon as practicable after the date hereof.

            5.10. PUBLIC DISCLOSURE. In the event that either party proposes to issue, make or distribute any press release, public announcement or other written publicity or disclosure prior to the Closing Date that refers to the transactions contemplated herein, the party proposing to make such disclosure shall provide a copy of such disclosure to the other parties and shall afford the other parties reasonable opportunity (subject to any legal obligation of prompt disclosure) to comment on and approve, which approval shall not be unreasonably withheld, such disclosure or the portion thereof which refers to the transactions contemplated herein prior to making such disclosure.

            5.11. TAX-FREE REORGANIZATION. USF and Transport shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code and to obtain an opinion of its respective counsel to such effect as contemplated by Sections 6.2(d) and 6.3(d), respectively. For Federal and state tax purposes, USF and Transport shall report the transactions contemplated by this Agreement as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and similar state laws. Prior to the Effective Time, Transport will deliver to USF and Sub letters from Transport and/or certain of its shareholders to the reasonable satisfaction of USF and Sub that provide assurance that there is no plan or intention on the part of the shareholders of Transport (or knowledge of such plan or intent to the extent Transport provides a representation with respect to holders of less than five percent (5%) of Transport Common Stock) to sell, exchange or otherwise dispose of to USF or any person affiliated with USF a number of shares of USF Common Stock received in the Merger that would reduce the Transport shareholders' ownership of USF Common Stock received in the Merger to a number of shares having a value, as of the Effective Time, of less than fifty percent (50%) of the value of all of the outstanding stock of Transport immediately prior to the Effective Time. Prior to the Effective Time, USF and Sub each will deliver to Transport letters from USF and Sub and/or certain of their stockholders to the reasonable satisfaction of Transport that provide assurance that there is no plan or intention on the part of USF or Sub or the affiliates or the stockholders of USF or Sub (or knowledge of such plan or intent to the extent either USF or Sub provides a representation with respect to holders of less than five percent (5%) of USF or Sub Common Stock) to buy or otherwise acquire a number of shares of USF Common Stock issued in the Merger (other than through purchases of shares on the public markets where the seller of the shares is unknown to the buyer) that would reduce the Transport shareholders' ownership of USF Common Stock received in the Merger to a number of shares having a value as of the Effective Time, of less than fifty percent (50%) of the value of all of the outstanding stock of Transport immediately prior to the Effective Time.

            5.12. POOLING ACCOUNTING. USF and Transport shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of USF and Transport shall use its best efforts (i) to cause its respective Affiliates (as defined in Section 5.14) not to take any action that would adversely affect the ability of USF to account for the business combination to be effected by the Merger as a pooling of interests and (ii) to cause its respective Affiliates to sign and deliver to USF twenty (20) days prior to the date of the Transport Shareholders Meeting the Pooling Letter. No later than May 30, 2000, USF shall publish financial results which shall include at least thirty (30) days of combined operations with Transport, so long as the Closing has occurred prior to March 31, 2000.

            5.13. UPDATE DISCLOSURE; BREACHES. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party, by written update to the Transport Disclosure Schedule, in the case of notice by Transport and by written notice, in the case of notice by USF of
(i) the occurrence or non-occurrence of any event which would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of USF or Transport to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. The delivery of any notice pursuant to this Section 5.13 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice, provided that such party, within ten (10) Business Days after receipt of such notice, advises the other party of its objection to the matter disclosed in such notice and the nature of such objection.

            5.14. RULE 145 LETTER. Upon the execution of this Agreement, USF and Transport will provide each other with a list of those persons who are, in USF's or Transport's respective reasonable judgment, "affiliates" of USF or Transport, respectively, within the meaning of Rule 145 under the Securities Act ("RULE 145"). Each such Person who is an "affiliate" of USF or Transport within the meaning of Rule 145 is referred to herein as an "AFFILIATE." USF and Transport shall provide each other such information and documents as Transport or USF shall reasonably request for purposes of reviewing such list and shall notify the other party in writing regarding any change in the identity of its Affiliates prior to the Closing Date. Transport shall use its best efforts to cause to be delivered to USF not less than 20 days prior to the date of the Transport Shareholders Meeting from each of the Affiliates of Transport, an executed agreement, in the form attached hereto as Exhibit A ("RULE 145 AND POOLING LETTER"). USF shall be entitled to place appropriate legends on the certificates evidencing any USF Common Stock to be received by Affiliates of Transport pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the USF Common Stock, consistent with the terms of the Rule 145 and Pooling Letter.

            5.15. NASDAQ QUOTATION. USF shall cause the shares of USF Common Stock to be issued in the Merger to be listed or approved for listing on The Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

            5.16. BROKERS OR FINDERS. Each of USF and Transport represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except
(i) Deutsche Banc Alex. Brown, whose fees and expenses are set forth in a certain engagement letter ("DEUTSCHE BANC ALEX. BROWN ENGAGEMENT LETTER") between Deutsche Banc Alex. Brown and Transport, a copy of which has previously been delivered to USF prior to the date of this Agreement, will be paid by Transport in accordance with the Deutsche Banc Alex. Brown Engagement Letter and (ii) William Blair & Company, L.L.C. whose fees and expenses will be paid by USF in accordance with an agreement between USF and William Blair & Company, L.L.C. and each of USF and Transport agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any Person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

            5.17. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  (a) After the Effective Time, Transport shall, to the fullest extent permitted under applicable law Transport Articles, or Bylaws, indemnify and hold harmless, each present and former director, officer, employee or agent of Transport and its Subsidiaries (collectively, the "INDEMNIFIED PARTIES") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or threatened claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee or agent of Transport or its Subsidiaries or is or was serving at the request of Transport or any of its Subsidiaries as a director, officer, employee or agent of another company, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement).

                  (b) In the event USF or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or
(ii) transfers all or substantially all its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of USF, as the case may be, honor the indemnification obligations set forth in this Section 5.17.

            5.18. ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of the shareholders of Transport described in Section 5.9, including cooperating fully with the other party, including by provision of information and making all necessary filings under the HSR Act. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action. Transport and its Board of Directors shall take all actions necessary or desirable to cause each Transport Stock Option to become an Option to acquire USF Common Stock as contemplated by
Section 2.1(d).

            5.19. STOCK OPTION AGREEMENTS. Transport and USF agree to fully perform their respective obligations under their stock option agreements.

            5.20. EMPLOYMENT AGREEMENT. Transport's President and Chief Executive Officer shall enter into an employment agreement with Transport substantially in the form of Exhibit B.

            5.21. TERMINATION OF CHANGE IN CONTROL SEVERANCE AGREEMENTS. Transport's President and Chief Executive Officer and Transport shall execute and deliver at Closing an agreement terminating his change in control severance agreement.

            5.22. TRADING PROHIBITIONS. Each of USF, Sub and Transport hereby acknowledges that as a result of disclosures by USF, Sub and Transport contemplated under this Agreement, USF, Sub, Transport and its Subsidiaries and their respective Affiliates may, from time to time, have material, non-public information concerning each other. Each of USF, Sub and Transport confirms that it and its respective Affiliates are aware, and that it has advised such persons that, (i) the United States securities laws may prohibit a Person who has material, non-public information from purchasing or selling securities of any company to which such information relates, and (ii) material non-public information shall not be communicated to any other Person except as permitted herein.

            5.23. LEGAL CONDITIONS TO MERGER. Each of USF and Transport will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and will use their best efforts to furnish information to each other in connection with any such requirements imposed upon any of them in connection with the Merger. Each of USF and Transport will: (i) take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other third party, required to be obtained or made by Transport or USF in connection with the Merger (any of the foregoing an "APPROVAL") or the taking of any action contemplated thereby or by this Agreement; (ii) diligently oppose or pursue any rehearing, appeal or other challenge which may be available to it of any refusal to issue any Approval or of any order or ruling of any Governmental Entity which may adversely affect the ability of the parties hereto to consummate the Merger or to take any action contemplated by any Approval or by this Agreement until such time as such refusal to issue any Approval or any order or ruling has become final and non-appealable; and (iii) diligently oppose any objections to, appeals from or petitions to reconsider or reopen any Approval or the taking of any action contemplated thereby or by this Agreement.

            5.24. VOTING AGREEMENT. Contemporaneously with the execution of this Agreement, Estate of James B. Aronson, Robert J. Meyers, Anton J. Christianson, Kenneth J. Roering, Michael J. Paxton and William D. Slattery have executed a voting agreement whereby each party to such agreement has agreed to vote in favor of the Merger.

            5.25. HSR FILING. Transport and USF shall file a Notification and Report Form for Certain Mergers and Acquisitions with the Federal Trade Commission and the Antitrust Division of the Department of Justice and any additional information or documentary material relevant to the proposed transaction if requested by either agency pursuant to the HSR Act or the FTC Rules; and shall have used its best efforts to obtain clearance of the proposed transaction. For purposes of any such filing, Transport shall be the "acquired person" and USF the "acquiring person" under the provisions of the HSR Act and FTC Rules.

            5.26. STOCK OPTIONS AND EMPLOYEE BENEFITS.

                  (a) USF shall take all corporate action necessary to reserve and make available for issuance a sufficient number of shares of USF Common Stock for delivery under the Transport Stock Options assumed in accordance with
Section 2.1(d). Within twenty (20) business days after the Effective Time, USF shall file a registration statement on Form S-8 (or any successor or other appropriate forms) which will register the shares of USF Common Stock subject to assumed options to the extent permitted by Federal securities laws and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                  (b) Outstanding purchase rights under the Transport Stock Purchase Plan shall be exercised immediately prior to the Effective Time, and each participant in the Transport Stock Purchase Plan shall accordingly be issued shares of Transport Common Stock at that time which shall be converted into shares of USF Common Stock in the Merger. The Transport Stock Purchase Plan shall terminate as of the Effective Time, and no purchase rights shall be subsequently granted or exercised under the Transport Stock Purchase Plan. Employees of Transport as of the Effective Time shall be permitted to participate in the USF Stock Purchase Plan commencing on the first enrollment date of such plan following the Effective Time, subject to the eligibility provisions of such plan (with Transport employees receiving credit for purposes of such eligibility provisions for service with Transport or its Subsidiaries).


                                     ARTICLE
                                       6
                              CONDITIONS TO MERGER

            6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                  (a) SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Transport Common Stock entitled to vote thereon at the Transport Shareholders Meeting.

                  (b) WAITING PERIODS. The waiting period applicable to the consummation of the Merger under the HSR Act and any other waiting periods under applicable laws shall have expired or been terminated.

                  (c) APPROVALS. Other than the filing provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the absence or nonoccurrence of which would be reasonably likely to have a Transport Material Adverse Effect or a USF Material Adverse Effect shall have been filed, occurred or been obtained.

                  (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                  (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting the conduct or operation by USF of the business of USF or the Surviving Corporation after the Merger shall have been issued, except for any such order, injunction restraint or prohibition which would not be reasonably likely to have a USF Material Adverse Effect; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Governmental Entity which makes the consummation of the Merger illegal.

                  (f) ACCOUNTANTS' POOLING LETTERS. USF and Transport shall have received letters from Arthur Andersen LLP and KPMG LLP, respectively, each dated the date of the Proxy Statement and confirmed in writing as of the Closing Date and addressed to USF and Transport, respectively, stating that the Merger may be accounted for as a pooling of interests transaction.

                  (g) NASDAQ APPROVAL. The shares of USF Common Stock to be issued in the Merger shall have been listed or approved for listing on The Nasdaq National Market.

            6.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF USF. The obligations of USF to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by USF:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Transport set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and USF shall have received a certificate signed on behalf of Transport by the President and Chief Executive Officer and the president of Transport to such effect.

                  (b) PERFORMANCE OF OBLIGATIONS OF TRANSPORT. Transport shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and USF shall have received a certificate signed on behalf of Transport by the President and Chief Executive Officer and the chief financial officer of Transport to such effect.

                  (c) OPINION OF TRANSPORT'S COUNSEL. USF and Sub shall have received an opinion of counsel for Transport in substantially the form attached hereto as Exhibit C.

                  (d) TAX OPINION. USF shall have received a written opinion from Sachnoff & Weaver, Ltd., counsel to USF, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may rely upon reasonable representations and certificates of USF, Transport and certain shareholders or stockholders of Transport and USF; and USF and Transport will make, and each of them agrees to use reasonable efforts to cause such of its respective stockholders or shareholders to make, such representations and deliver such certificates.

                  (e) NO ADVERSE CHANGE. Since the date of the Most Recent Balance Sheet, there shall have occurred no event which has caused a Transport Material Adverse Effect.

                  (f) RULE 145 AND POOLING LETTERS. Transport shall have used its best efforts to cause to be delivered the Rule 145 and Pooling Letters to USF not less than 20 days prior to the date of the Transport Shareholders Meeting from each Affiliate of Transport pursuant to Section 5.14 hereof.

                  (g) NO CONSENT TO TRANSFER. The Board of Directors of Transport shall not have consented to or approved any transfer or assignment of any holder's right in the Transport Put Option.

            6.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF TRANSPORT. The obligation of Transport to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Transport:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of USF set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and Transport shall have received a certificate signed on behalf of USF by the chief executive officer and the chief financial officer of USF to such effect.

                  (b) PERFORMANCE OF OBLIGATIONS OF USF. USF shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and Transport shall have received a certificate signed on behalf of USF by the chief executive officer and the chief financial officer of USF to such effect.

                  (c) OPINION OF USF'S COUNSEL. Transport shall have received an opinion of counsel for USF and Sub in substantially the form attached hereto as Exhibit D.

                  (d) TAX OPINION. Transport shall have received the opinion of Robins, Kaplan, Miller & Ciresi, L.L.P., counsel to Transport, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, such counsel may rely upon reasonable representations and certificates of USF, Transport and certain shareholders or stockholders of Transport and USF; and Transport and USF will make, and each of them agrees to use reasonable efforts to cause such of its respective shareholders and stockholders, as applicable, to make, such representations and deliver such certificates.

                  (e) NO ADVERSE CHANGE. Since September 30, 1999, there shall have occurred no event which has caused a USF Material Adverse Effect.

                  (f) CHANGE IN CONTROL AGREEMENTS. USF shall have assumed and agreed to perform in full all Change in Control Severance Agreements with employees of Transport existing as of the date of this Agreement.

            6.4. CLOSING.

                  (a) TRANSACTIONS AT CLOSING. At the Closing, each of the following transactions shall occur:

                  (b) PERFORMANCE BY TRANSPORT. At the Closing, Transport shall deliver to USF the following:

                        (i) copies of the required third-party consents and
            Approvals described in Section 3.4(a) and 3.4(b);

                        (ii) satisfactory evidence of the approval described in
            Section 6.1(a);

                        (iii) the certificates described in Sections 6.2(a) and
            6.2(b) to be delivered on the Closing Date;

                        (iv) certificates of compliance or certificates of good
            standing of Transport and its Subsidiaries, as of the most recent practicable date, from the appropriate governmental authority of the jurisdiction of their respective incorporation;

                        (v) certified copies of resolutions of the Board of
            Directors and shareholders of Transport approving the transactions set forth in this Agreement;

                        (vi) certificates of incumbency for the officers of
            Transport who are executing this Agreement and the other documents contemplated hereby;

                        (vii) Articles of Merger, in form and content that
            complies with the MBCA, executed by Transport;

                        (viii) the opinion of counsel for Transport, referenced
            in Section 6.2(c);

                        (ix) the tax opinion described in Section 6.3(d);

                        (x) the letters described in the third sentence of
            Section 5.11;

                        (xi) the letter from KPMG LLP to be delivered by the
            Closing Date as described in Section 6.1(f);

                        (xii) the executed Employment Agreement as described in
            Section 5.20; and

                        (xiii) such other evidence of the performance of all
            covenants and satisfaction of all conditions required of Transport by this Agreement, at or prior to the Closing, as USF or its counsel may reasonably require.

                  (c) PERFORMANCE BY USF. At the Closing, USF shall deliver to Transport the following:

                        (i) the certificates described in Sections 6.3 (a) and
            6.3(b);

                        (ii) certificates of incumbency of the officers of USF
            who are executing this Agreement and the other documents contemplated hereunder;

                        (iii) certified copies of resolutions of the Board of
            Directors of USF approving the transactions set forth in this Agreement;

                        (iv) Articles of Merger in form and content that
            complies with the MBCA, executed by USF;

                        (v) the opinion of counsel for USF referenced in Section
            6.3(c); and

                        (vi) the tax opinion described in Section 6.2(d);

                        (vii) the letters described in the fourth sentence of
            Section 5.11;

                        (viii) the letter from Arthur Andersen LLP to be
            delivered by the Closing Date as described in Section 6.1(f);

                        (ix) the executed Employment Agreement as described in
            Section 5.20; and

                        (x) such other evidence of the performance of all the
            covenants and satisfaction of all of the conditions required of USF by this Agreement at or before the Closing as Transport or its counsel may reasonably require.



                                     ARTICLE
                                       7
                                   TERMINATION

            7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 7.1(b) through 7.1(h), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the shareholder of Sub or the shareholders of Transport, as follows:

                  (a) by mutual written consent of USF and Transport; or

                  (b) by either USF or Transport if the Merger shall not have been consummated within 180 days of the date hereof (provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date, and provided further, that this Agreement may be extended up to 45 days by either party by written notice to the other party if the Merger would have been consummated but for the absence of one or more required Approvals or third-party consents, and such Approval(s) or consent(s) can reasonably be expected to be obtained within such 45 day period); or

                  (c) by either USF or Transport if a court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and all appeals with respect to such order or action have been exhausted or the time for appeal of such order, decree, ruling or action shall have expired (provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party which has not complied with its obligations under Section 5.23); or

                  (d) by either USF or Transport if, at the Transport Shareholders Meeting (including any adjournment or postponement thereof), the requisite vote of the shareholders of Transport in favor of this Agreement and the Merger shall not have been obtained (provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party which has not complied with its obligations hereunder); or

                  (e) by USF if (i) the board of directors of Transport shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to USF; (ii) an Alternative Transaction (as defined in Section 7.3(f)) involving Transport shall have taken place or the Board of Directors of Transport shall have recommended such an Alternative Transaction to the shareholders of Transport; or (iii) a tender offer or exchange offer for thirty percent (30%) or more of the outstanding shares of Transport Common Stock shall have been commenced or a registration statement with respect thereto shall have been filed (other than by USF or an Affiliate thereof), and the board of directors of Transport shall have (A) recommended that the shareholders of Transport tender their shares of Transport Common Stock in such tender or exchange offer or (B) resolved or publicly announced its intention to take no position with respect to such tender or exchange offer; or

                  (f) by USF, if a breach of any representation, warranty, covenant or agreement on the part of Transport set forth in this Agreement shall have occurred which would cause the conditions set forth in Sections 6.2(a) or 6.2(b) not to be satisfied, and, that with respect to any breach of a covenant or agreement hereunder, such covenant or agreement is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) Business Days following receipt by Transport of written notice of such breach from USF; or

                  (g) by Transport, if the board of directors of Transport shall have determined to recommend a Competing Offer to its shareholders after determining, pursuant to Section 5.6, that such Competing Offer constitutes a Preferred Proposal; provided, however, that the board of directors of Transport shall provide USF with 36 hours prior written notice before recommending such Competing Offer to its shareholders; or

                  (h) by Transport, if a breach of any representation, warranty, covenant or agreement on the part of USF set forth in this Agreement shall have occurred which would cause the conditions set forth Sections 6.3(a) or 6.3(b) not to be satisfied, and, with respect to any breach of a covenant or agreement hereunder, such covenant or agreement is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) Business Days following receipt by USF of written notice of such breach from Transport;

            7.2. EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to this Article 7, there shall be no Liability or obligation on the part of USF, Transport, or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 7.3 and further except to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements in this Agreement; and provided, that the provisions of Section 7.3 of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

            7.3. FEES AND EXPENSES.

                  (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that USF and Transport shall share equally the fees and expenses, other than attorneys', financial advisors and accounting fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

                  (b) If this Agreement is terminated (i) by USF pursuant to
Section 7.1(f) as a result of a breach by Transport of any of its representations, warranties, covenants or agreements or (ii) by USF or Transport pursuant to Section 7.1(d) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the shareholders of Transport at the Transport Shareholders Meeting (provided USF shall not be eligible to receive any expense reimbursement under this Section 7.3(b) if Transport shall have terminated this Agreement pursuant to Section 7.1(d) and USF shall not have been eligible to so terminate this Agreement hereunder), then USF shall be entitled to reimbursement of its documented expenses relating to this Agreement and the transactions contemplated hereby in an amount up to $750,000, in cash within one (1) Business Day after such termination, and such settlement shall be the exclusive compensation to which USF shall be entitled for any and all claims and losses which it has had or may have incurred in connection with this Agreement.

                  (c) If this Agreement is terminated by Transport pursuant to
Section 7.1(h) as a result of a breach by USF of any of its representations, warranties, covenants or agreements, then Transport shall be entitled to reimbursement of its documented expenses relating to this Agreement and the transactions contemplated hereby in an amount up to $750,000, in cash, within one (1) Business Day after such termination, and such settlement shall be the exclusive compensation to which Transport shall be entitled for any and all claims and losses which it has had or may have incurred in connection with this Agreement.

                  (d) If this Agreement is terminated by USF pursuant to Section 7.1(e), Transport shall pay to USF a termination fee of $5,000,000, in cash, (the "TERMINATION FEE") within one (1) Business Day of such termination and such settlement shall be the exclusive compensation to which USF shall be entitled for any and all claims and losses which it has, had or may have incurred in connection with this Agreement.

                  (e) If this Agreement is terminated by Transport pursuant to
Section 7.1(g), Transport shall pay to USF the Termination Fee within one (1) Business Day of such termination and such settlement shall be the exclusive compensation to which USF shall be entitled for any and all claims and losses which it has had or may have incurred in connection with this Agreement.

                  (f) As used in this Agreement, an "ALTERNATIVE TRANSACTION" involving a specified party to this Agreement means: (i) a transaction or series of transactions pursuant to which any Person or group (as such term is defined under the Exchange Act) other than USF, Transport or Sub, or any affiliate thereof, (a "THIRD PARTY") acquires or would acquire (upon completion of such transaction or series of transactions) shares (or securities exercisable for or convertible into shares) representing more than thirty percent (30%) of the outstanding shares of Transport Common Stock, pursuant to a tender offer or exchange offer or otherwise; (ii) a merger, consolidation, share exchange or other business combination involving Transport or any of its material Subsidiaries if, upon consummation of such merger, consolidation, share exchange or other business combination such Third Party owns or would own more than thirty percent (30%) of the outstanding equity securities of Transport or any of its material Subsidiaries or the entity surviving such merger or business combination or resulting from such consolidation; (iii) any other transaction or series of transactions pursuant to which any Third Party acquires or would acquire (upon completion of such transaction or series of transactions) control of assets of Transport or any of its material Subsidiaries (including, for this purpose, outstanding equity securities of Subsidiaries of such party) having a fair market value equal to more than thirty percent (30%) of the fair market value of all the consolidated assets of such party immediately prior to such transaction or series of transactions; or (iv) any transaction or series of transactions pursuant to which any Third Party acquires or would acquire (upon completion of such transaction or series of transactions) control of the Board of Directors of Transport or by which nominees of any Third Party are (or would be) elected or appointed to a majority of the seats on the Board of Directors of Transport.

                  (g) If either party fails to promptly pay to the other party any fee or expense due hereunder, such breaching party shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate in the WALL STREET JOURNAL from the date such fee was required to be paid.

            7.4. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Transport, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            7.5. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                     ARTICLE
                                       8
                            MISCELLANEOUS PROVISIONS

            8.1. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and the Effective Time, except for covenants and agreements which, by their terms, are to be performed after the Effective Time and the agreements of the Affiliates of Transport delivered pursuant hereto.

            8.2. NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

            8.3. ENTIRE AGREEMENT. Except as otherwise specifically provided herein, this Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior communications, understandings, agreements, or documents with regard thereto.

            8.4. SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign this Agreement or any of such Party's rights, interests, or obligations hereunder without the prior written approval of the other Parties.

            8.5. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together, when delivered, will constitute one and the same instrument.

            8.6. NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one day after receipt is electronically confirmed, if sent by fax (provided that a hard copy shall be promptly sent by first class mail); or (iii) one (1) business day following deposit with a recognized national overnight courier service for next day delivery, charges prepaid, and, in each case, addressed to the intended recipient as set forth below:

If to USF or Sub:                                             With a Copy to:
-----------------                                             ---------------

USFreightways Corporation                                     Sachnoff & Weaver, Ltd.
9700 Higgins Road                                             30 South Wacker Drive
Suite 570                                                     Suite 2900
Rosemont, Illinois  60018                                     Chicago, Illinois 60606
Attn: John Campbell Carruth                                   Attn: William N. Weaver, Jr., Esq.
Fax: (847) 696-2080                                           Fax: (312) 207-6400

If to Transport:                                              And a Copy To:
----------------                                              --------------

Transport Corporation of America, Inc.                        Robins, Kaplan, Miller & Ciresi, L.L.P.
1769 Yankee Doodle Road                                       2800 LaSalle Plaza
Eagan, Minnesota 55121                                        800 LaSalle Avenue
                                                              Minneapolis, Minnesota 55402
Attn: Robert J. Meyers                                        Attn: John R. Houston, Esq.
Fax: (651) 686-2562                                           Fax: (612) 339-4181

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is delivered to the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

            8.7. GOVERNING LAW; EXCLUSIVE JURISDICTION. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

            8.8. AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by USF and Transport. No waiver by any Party of any default, misrepresentation, breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence of such kind.

            8.9. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

            8.10. CONSTRUCTION. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used herein has a comparable meaning whether used in a masculine, feminine or gender-neutral form. The term "include" and its derivatives shall have the same construction as the phrase "include, without limitation," and its derivatives. The section headings contained in this Agreement are inserted for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            8.11. INCORPORATION OF EXHIBITS AND SCHEDULES. All Exhibits and Schedules hereto are incorporated herein by reference and made a part hereof.

            8.12. REMEDIES. Each of the Parties acknowledges and agrees that each other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that each other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of competent jurisdiction, in addition to any other remedy to which it may be entitled, at law or in equity. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies of law or inequity.

            8.13. NO AGREEMENT UNTIL EXECUTED. This Agreement shall not constitute or be deemed to evidence a contract or agreement among the parties hereto unless and until executed by all parties hereto, irrespective of negotiations among the parties or the exchanging of drafts of this Agreement.

            8.14. ENFORCEMENT EXPENSES. In the event of any dispute arising out of the subject matter of this Agreement, the prevailing Party shall recover, in addition to any other damages assessed, its reasonable attorneys' fees and costs incurred in resolving such dispute.

            8.15. DIRECTLY OR INDIRECTLY. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken by such Person, directly or indirectly, through one or more intermediaries.

            8.16. TIME OF THE ESSENCE. Time shall be of the essence of this Agreement and of every part hereof.


                                    * * * * *

            IN WITNESS WHEREOF, USF, Sub and Transport hereto have caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized as of the date first above written.




TRANSPORT CORPORATION OF                                                          USFREIGHTWAYS CORPORATION
AMERICA, INC.


By: /s/ Robert J. Meyers                                                          By:    /s/ John Campbell Carruth
   ---------------------------------------------                                     ---------------------------------------------
Name: Robert J. Meyers                                                            Name:  John Campbell Carruth
Title: President and Chief Executive Officer                                      Title: Chairman and Chief Executive Officer

                                                                                  ZEUS ACQUISITION CORPORATION


                                                                                  By:    /s/ John Campbell Carruth
                                                                                     ---------------------------------------------
                                                                                  Name:  John Campbell Carruth
                                                                                  Title: Chairman
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